Exhibit 10.4

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

JS GLOBAL LIFESTYLE COMPANY LIMITED,

SHARKNINJA GLOBAL SPV. LTD.

and

SHARKNINJA, INC.

Dated as of [•], 2023

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

i

List of Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Brand License Agreement
Exhibit D	Sourcing Services Agreement – Joyoung
Exhibit E	Product Development Agreement
Exhibit F	Sourcing Services Agreement – JS Global
Exhibit G	Amended and Restated Memorandum and Articles of Association of SharkNinja

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [•], 2023 is entered into by and among JS Global Lifestyle Company Limited, an exempted company with limited liability incorporated in the Cayman Islands (“JS Global”), and SharkNinja Global SPV Ltd., an exempted company with limited liability incorporated in the Cayman Islands and a wholly owned subsidiary of JS Global (“SharkNinja”) and SharkNinja, Inc., an exempted company with limited liability incorporated in the Cayman Islands and a wholly owned subsidiary of JS Global (“SharkNinja TopCo”). “Party” or “Parties” means JS Global, SharkNinja or SharkNinja TopCo, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, JS Global, acting through its direct and indirect Subsidiaries, currently conducts the JS Global Business and the SharkNinja Business;

WHEREAS, the Board of Directors of JS Global (the “JS Global Board”) has determined that it is appropriate, desirable and in the best interests of JS Global and its shareholders to separate JS Global into two separate, publicly traded companies, one for each of (i) the JS Global Business, which, following the Disposition Date, shall be owned and conducted, directly or indirectly, by JS Global and its Subsidiaries (other than SharkNinja TopCo and its Subsidiaries) and (ii) the SharkNinja Business, which, following the Disposition Date, shall be owned and conducted, directly or indirectly, by SharkNinja TopCo and its Subsidiaries following the Distribution;

WHEREAS, in order to effect such separation, the JS Global Board has determined that it is appropriate, desirable and in the best interests of JS Global and its shareholders for JS Global to undertake the Internal Reorganization and, in connection therewith, effect the Internal Reorganization Contribution and the Internal Reorganization Distribution;

WHEREAS, in connection with (but separate and apart from) the Internal Reorganization, JS Global (i) formed SharkNinja TopCo, and (ii) shall, following such formation and at least one day after the Internal Reorganization Date, and at least one day before the Distribution (as defined below), contribute all of its interests in SharkNinja to SharkNinja TopCo in exchange for shares in SharkNinja TopCo (the “SharkNinja TopCo Contribution”);

WHEREAS, on the Disposition Date, JS Global will transfer all of its SharkNinja Ordinary Shares to (i) each holder of JS Global Ordinary Shares (each a “JS Global Shareholder” and collectively, the “JS Global Shareholders”) that is (a) a Record Holder and (b) legally permitted to hold such SharkNinja Ordinary Shares, which includes the JS Global Insider Shareholders (the “Eligible Persons”), and (ii) the Trust on behalf of each JS Global Shareholder who is (A) a Record Holder and (B) is not legally permitted to hold such SharkNinja Ordinary Shares (the “Ineligible Persons”), by means of a distribution by JS Global to the (x) Eligible Persons and (y) the Trust on behalf of the Ineligible Persons of all of its SharkNinja Ordinary Shares (the “Distribution”);

WHEREAS, the trustee of the Trust (the “Trustee”) will engage one or more licensed brokers to sell the SharkNinja Ordinary Shares of the Ineligible Persons promptly after the Disposition Date over the Stock Exchange at or close to the intraday volume-weighted average price for any trading day within the ninety (90) day period following the Distribution (the “Sell Down Period”), with the sale of such SharkNinja Ordinary Shares being subject to sufficient liquidity in the trading of the SharkNinja Ordinary Shares on the Stock Exchange and general market conditions in the United States (the “Sell Down”);

WHEREAS, the Trustee will transfer the net sale proceeds from the Sell Down (the “Net Proceeds”) back to the Hong Kong Securities Clearing Company Limited, a wholly owned subsidiary of Hong Kong Exchange and Clearing Limited, which will subsequently transfer the Net Proceeds (i) to China Securities Depository and Clearing Corporation Limited, which will subsequently transfer the Net Proceeds to the Ineligible Persons on a pro rata basis or (ii) directly to the Ineligible Persons on a pro rata basis;

WHEREAS, (i) the JS Global Board has (w) determined that the transactions contemplated by this Agreement and the Ancillary Agreements, including the Internal Reorganization, the Internal Reorganization Contribution, the Internal Reorganization Distribution and the Distribution, have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of JS Global and its shareholders as a whole, (x) approved this Agreement and each of the Ancillary Agreements to which it is party, (y) directed that the approval of the transactions contemplated by this Agreement and the Connected Transactions by the JS Global Shareholders be sought and (z) recommended the approval of the transactions contemplated hereby and thereby by the JS Global Shareholders, (ii) the Board of Directors of SharkNinja (the “SharkNinja Board”) has approved this Agreement and each of the Ancillary Agreements (to the extent SharkNinja is a party thereto) and (iii) the Board of Directors of SharkNinja TopCo (the “SharkNinja TopCo Board”) has approved this Agreement and each of the Ancillary Agreements (to the extent SharkNinja TopCo is a party thereto); and

WHEREAS, the Parties desire to set forth the principal corporate transactions required to effect the Internal Reorganization Distribution, the Internal Reorganization Contribution, the SharkNinja TopCo Contribution, the Internal Reorganization and the Distribution (collectively, the “Transactions”), and certain other agreements relating to the relationship of JS Global and SharkNinja and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1      General. As used in this Agreement, the following terms shall have the following meanings:

(1)          “AAA” shall have the meaning set forth in Section 9.2.

(2)          “Acceptable Alternative Arrangement” shall have the meaning set forth in Section 2.3(a).

(3)          “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(4)          “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Disposition Date, solely for purposes of this Agreement, (i) no member of the SharkNinja Group shall be deemed an Affiliate of any member of the JS Global Group and (ii) no member of the JS Global Group shall be deemed an Affiliate of any member of the SharkNinja Group. The Parties agree and acknowledge that the obligations of the Parties and their respective Affiliates pursuant to this Agreement shall not be impacted by way of (i) Wang Xuning’s ownership of SharkNinja or JS Global or (ii) Wang Xuning, Timothy Roberts Warner or Hui Chi Kin Max serving as a director, officer or employee of any member of the SharkNinja Group or the JS Global Group, in each case of the foregoing clauses (i)-(ii), except as otherwise expressly set forth in this Agreement.

(5)          “Agreement” shall have the meaning set forth in the Preamble.

(6)          “Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Brand License Agreement, the Sourcing Services Agreement – Joyoung, the Sourcing Services Agreement – JS Global, the Product Development Agreement, the Memorandum and Articles, any Continuing Arrangements, any and all Conveyancing and Assumption Instruments, and any other agreements to be entered into by and between any member of the JS Global Group, on one hand, and any member of the SharkNinja Group, on the other hand, at, prior to or after the Disposition Date in connection with the Distribution.

(7)          “APAC Region” shall mean the following: Australia, China (including the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan), India, Indonesia, Japan, Republic of Korea, New Zealand, Singapore, Thailand, Vietnam and other member countries, as of the Disposition Date, of the Association of Southeast Asian Nations.

(8)          “Arbitral Tribunal” shall have the meaning set forth in Section 9.2(a).

(9)           “Asset Transferors” shall mean the entities transferring Assets to SharkNinja or JS Global, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby.

(10)          “Assets” shall mean all rights (including Intellectual Property), title and ownership interests in and to all properties, claims, Contracts, businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person.

(11)          “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(12)          “BOC-JS Global Facilities” shall mean, collectively, the term loan facility and the revolver facility described on Schedule 1.1(12).

(13)          “BOC Released Facilities” shall mean, collectively, the BOC-JS Global Facilities and the BOC-SharkNinja Facilities.

(14)          “BOC-SharkNinja Facilities” shall mean, collectively, the term loan facility and the revolver facility described on Schedule 1.1(14).

(15)          “Brand License Agreement” shall mean the Brand License Agreement by and between JS Global Trading and SharkNinja Europe Ltd., a private limited company incorporated under the laws of England and Wales with company number 8492819, having its registered office at 1st/2nd Floor Building 3150, Thorpe Park, Century Way, Leeds, West Yorkshire, LS15 8ZB, United Kingdom, in the form attached hereto as Exhibit C.

(16)          “Business” shall mean the JS Global Business or the SharkNinja Business, as applicable.

(17)          “Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York, Hong Kong and the People’s Republic of China are required or authorized by Law, to remain closed.

(18)          “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(19)          “Cash Equivalents” shall mean (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(20)          “Chairman” shall have the meaning set forth in Section 3.4(b)(i)(3).

(21)          “Change of Control” shall mean, as applicable, the occurrence after the Distribution of any of the following: (a) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such party’s Group to a third Person that is not an Affiliate of such party prior to such transaction or the first of such related transactions; (b) the consolidation, merger or other business combination of such party with or into any other entity, immediately following which the stockholders or shareholders of such party immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving party in such consolidation, merger or business combination or of its ultimate publicly traded parent entity; (c) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires at least thirty-five percent (35%) of the outstanding voting securities of such party and effective control of such party (other than (i) a reincorporation, holding company merger or similar corporate transaction in which each of such party’s stockholders or shareholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder or shareholder owned in such party immediately prior to such transaction, or (ii) in connection with a transaction described in clause (b), which shall be governed by such clause (b)); or (d) a majority of the board of directors of such party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such party’s directors. For the avoidance of doubt, the previous determination that a “Change of Control” has occurred shall not prejudice the determination as to whether any other subsequent events, on one or more occasions, meet the definition of “Change of Control.”

(22)          “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(23)          “Collective Benefit Services” shall mean the legal and other professional services that have been and will be provided prior to the Distribution for the collective benefit of each of the members of both Parties.

(24)          “Commission” shall mean the United States Securities and Exchange Commission.

(25)          “Company Policies” shall mean all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the JS Global Group, which are in effect at the Disposition Date, except all insurance policies, insurance contracts and claim administration contracts established in contemplation of the Internal Reorganization Contribution and the Internal Reorganization Distribution to cover any member of the SharkNinja Group after the Disposition Date.

(26)          “Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to SharkNinja, the SharkNinja Business, any SharkNinja Assets or any SharkNinja Liabilities or with respect to JS Global, the JS Global Business, any JS Global Assets or any JS Global Liabilities, including any such Information that was acquired by any Party after the Disposition Date pursuant to Article VIII or otherwise in accordance with this Agreement, or that was provided to a Party or its Group by a Third Party in confidence, including (a) any and all technical information relating to the design, operation, testing, test results, development and manufacture of any Party’s product (including product specifications and documentation; engineering, design and manufacturing drawings, diagrams and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; assembly code, software, firmware, programming data, databases and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party, which, prior to or following the Disposition Date, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 8.2 or Section 6.2(c) or any other provision of this Agreement. Notwithstanding the foregoing, Confidential Information (a) (x) comprising or included in SharkNinja Intellectual Property shall be deemed to be the Confidential Information of SharkNinja and (y) comprising or included in the JS Global Retained IP shall be deemed to be the Confidential Information of the JS Global Group, and in each case (b) shall not include any Information that is (i) in the public domain, (ii) lawfully acquired after the Disposition Date by such Party or its Subsidiaries from a Third Party not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Disposition Date without reference to any Confidential Information.

As used herein, by example and without limitation, Confidential Information shall mean any information of a Party intended or marked as confidential, proprietary and/or privileged.

(27)          “Connected Transactions” shall mean the transactions with the JS Global Group under this Agreement and the Ancillary Agreements that will constitute connected transactions under the Hong Kong Listing Rules upon completion of the Distribution and which will be subject to the independent shareholders’ approval requirement under the Hong Kong Listing Rules.

(28)          “Consent” shall mean any consent, waiver, notice, report or other filing obtained, made or to be obtained from or made, including with respect to any Contract, or any registration, notification, dossier, appendices, license, permit, approval, authorization to be obtained from, or approval from, or notification requirement to, any third parties, including any Third Party to a Contract and any Governmental Entity.

(29)          “Continuing Arrangements” shall mean:

(i)          those arrangements set forth on Schedule 1.1(29)(i);

(ii)         this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups); and

(iii)        any Contracts or intercompany accounts solely between or among members of the SharkNinja Group.

(30)          “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(31)          “Controlling Shareholder” when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.

(32)          “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including any related asset transfer agreements and share transfer agreements, and other documents (including bills of sale, stock powers, share transfer forms, certificates of title, assignments of Contracts, assignments of Intellectual Property, Consents (to the extent obtained), permits, easements, leases, deeds and other instruments of conveyance) entered into prior to the Disposition Date and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement pursuant to New York Law, the Laws of one of the other states of the U.S. or the Laws of foreign jurisdictions, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(33)          “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements.

(34)          “Data Controller” shall have the meaning of the term “controller” set forth in the Data Protection Laws.

(35)          “Data Protection Laws” shall mean any and all Laws concerning the privacy, protection and security of personal information Laws throughout the world, including the GDPR and any national law supplementing the GDPR, the UK GDPR, and any regulations, or regulatory requirements, and guidance applicable to the Processing of Personal Data (as amended and/or replaced from time to time).

(36)          “Decision on Interim Relief” shall have the meaning set forth in Section 9.2(d).

(37)          “Disposition Date” shall mean the date, as determined by the JS Global Board, on which the Distribution occurs.

(38)          “Dispute Notice” shall have the meaning set forth in Section 9.1.

(39)          “Disputes” shall have the meaning set forth in Section 9.1.

(40)          “Distribution” shall have the meaning set forth in the Recitals.

(41)          “Distribution Agent” shall mean Computershare Inc., a Delaware company and Computershare Trust Company, N.A., a federally chartered trust company.

(42)          “Distribution Disclosure Documents” shall mean (a) any registration statement filed or to be filed by SharkNinja or SharkNinja TopCo with the Commission to effect the registration of SharkNinja Ordinary Shares in connection with the Distribution and the Sell Down (including any registration statement on Form 10 or Form F-1 or Form F-8 related to securities to be offered under any employee benefit plan), and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, and (b) any current reports on Form 6-K filed or furnished with the Commission by SharkNinja or SharkNinja TopCo in connection with the Distribution.

(43)          “Duplicate” shall mean the entry by one Party or a member of its Group into a Contract with a Third Party on identical terms and conditions to a separate Contract which already exists between such Third Party and the other Party or a member of its Group.

(44)          “Eligible Persons” shall have the meaning set forth in the Recitals.

(45)          “Emergency Arbitrator” shall mean an emergency arbitrator appointed by the AAA in accordance with the AAA Rules, as specified in Section 9.2(e).

(46)          “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between JS Global and SharkNinja TopCo, in the form attached hereto as Exhibit A.

(47)          “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(48)          “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(49)          “Extraordinary General Meeting” shall mean the meeting of the JS Global Shareholders entitled to vote as of the Record Date approving the transactions contemplated by this Agreement and the Connected Transactions.

(50)          “Final Determination” shall mean the final resolution of liability for any Tax for any Tax Period, which resolution may be for a specific issue or adjustment or for a Tax Period, by or as a result of (i) a final decision, judgment, decree or other order by a court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local or foreign taxing jurisdiction, (iii) any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of withholding or offset) by the jurisdiction imposing such Tax, (iv) a final settlement resulting from a treaty-based competent authority determination, or (v) any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Taxing Authority, or by mutual agreement of the Parties.

(51)          “Financial Delivery Practices” shall have the meaning set forth in Section 6.1(c).

(52)          “Financial Statements” shall mean the SharkNinja Semi-Annual Financial Statements.

(53)          “Force Majeure Event” shall mean, with respect to any Person, an event beyond the reasonable control of such Person (or any Person acting on its behalf), which by its nature could not have been foreseen by such Person (or such Person acting on its behalf), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(54)          “Former Business” shall mean any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person or Persons that is not a member of the SharkNinja Group or the JS Global Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Disposition Date.

(55)          “GDPR” shall mean the General Data Protection Regulation (EU) 2016/679.

(56)          “Government Official” shall mean (i) any elected or appointed governmental official (e.g., a member of a ministry of health), (ii) any employee or person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function, (iii) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office or (iv) any person otherwise categorized as a Government Official under local Law. As used in this definition, “Government” is meant to include all levels and subdivisions of U.S. and non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive).

(57)          “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(58)          “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(59)          “Governmental Filing” shall have the meaning set forth in Section 7.5(c).

(60)          “Group” shall mean (i) with respect to JS Global, the JS Global Group and (ii) with respect to SharkNinja, the SharkNinja Group.

(61)          “Hazardous Substances” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

(62)          “Hong Kong Listing Rules” refers to the rules governing the listing of securities on The Stock Exchange of Hong Kong Limited.

(63)          “IFRS” means international financial reporting standards, consistently applied.

(64)          “Indebtedness” shall mean, with respect to any Person, (i) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short-term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short-term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, (v) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (vi) all obligations for the deferred purchase price of property or services, (vii) all liabilities under any Credit Support Instruments, (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (viii).

(65)          “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(66)          “Indemnifying Party” shall have the meaning set forth in Section 7.4(a).

(67)          “Indemnitee” shall have the meaning set forth in Section 7.4(a).

(68)          “Indemnity Payment” shall have the meaning set forth in Section 7.7(a).

(69)          “Ineligible Persons” shall have the meaning set forth in the Recitals.

(70)          “Information” shall mean information, content and data (including Personal Data) in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to these design, operation, testing, test results, development and manufacture of any Party’s or its Group’s products or facilities (including product or facility specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, software, firmware, programming data, databases and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(71)          “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier (excluding any captive insurance maintained by JS Global or its Subsidiaries) or (ii) paid by an insurance carrier (excluding any captive insurance maintained by JS Global or its Subsidiaries) on behalf of an insured, in either case net of any applicable deductible or retention.

(72)          “Intellectual Property” shall mean any and all rights in or to all intellectual property, including all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof, and any utility models, petty patents and similar rights (collectively, “Patents”); (iii) copyrights and copyrightable subject matter; (iv) rights in or with respect to computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models and methodologies (collectively, “Know-How”); (vi) all applications and registrations for any of the foregoing; and (vii) all rights and remedies against past, present and future infringement, misappropriation or other violation of any of the foregoing.

(73)          “Interim Relief” shall have the meaning set forth in Section 9.2(d).

(74)          “Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities (including, but not limited to, entities holding Assets and/or Liabilities, the Internal Reorganization Contribution and the Internal Reorganization Distribution), including by means of the Conveyancing and Assumption Instruments, resulting in (i) the SharkNinja Group owning and operating the SharkNinja Business, and (ii) the JS Global Group continuing to own and operate the JS Global Business, as described in the Separation Plan (provided that, for purposes of this Agreement, the SharkNinja TopCo Contribution shall not constitute a part of the Internal Reorganization, except as otherwise specified herein).

(75)          “Internal Reorganization Contributed JS Global Assets” shall mean the Assets (including the Contracts and the rights and obligations thereunder) listed on Schedule 1.1(75).

(76)          “Internal Reorganization Contribution” shall mean the Transfer and Duplication, directly or indirectly, of Assets (including the Internal Reorganization Contributed JS Global Assets) from a member or members of the JS Global Group to a member, or members, of the SharkNinja Group and the Assumption of Liabilities, directly or indirectly, by a member, or members, of the SharkNinja Group pursuant to the Internal Reorganization or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement.

(77)          “Internal Reorganization Date” shall mean the date on which (i) the transfer of SharkNinja Japan described the Separation Plan occurs, (ii) all of the other transactions described in the Separation Plan (except the SharkNinja TopCo Contribution) have occurred and (iii) the Internal Reorganization Contribution and the Internal Reorganization Distribution occur.

(78)          “Internal Reorganization Distributed SharkNinja Assets” shall mean (i) SharkNinja Japan and (ii) the Assets (including the Contracts and the rights and obligations thereunder) set forth on Schedule 1.1(78).

(79)          “Internal Reorganization Distribution” shall mean the Transfer and Duplication, directly or indirectly, of the Internal Reorganization Distributed SharkNinja Assets from a member, or members, of the SharkNinja Group to a member or members of the JS Global Group and the Assumption of Liabilities, directly or indirectly, by a member, or members, of the JS Global Group pursuant to the Internal Reorganization or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement.

(80)          “IRS” shall mean the U.S. Internal Revenue Service or any successor agency, including, but not limited, to its agents, representatives and attorneys.

(81)          “IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference, resource and training materials to the extent relating thereto, and all Contracts (including Contract rights) to the extent relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements), excluding in all cases any Intellectual Property covering, embodied in or connected to any of the foregoing.

(82)          “Joyoung Group” shall mean Joyoung Co., Ltd. (九阳股份有限公司) and its Subsidiaries.

(83)          “JS Global” shall have the meaning set forth in in the Preamble.

(84)          “JS Global Assets” shall mean:

(i)          the Assets listed or described on Schedule 1.1(84)(i) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by JS Global or a member of the JS Global Group, including for the avoidance of doubt all JS Global Retained IP;

(ii)         any and all Assets that are owned, leased or licensed, at or prior to the Disposition Date, by JS Global and/or any of its Subsidiaries, that are not SharkNinja Assets (except for the Internal Reorganization Distributed SharkNinja Assets, which shall be distributed to JS Global or a member of the JS Global Group);

(iii)        all product safety certifications (including ownership thereof and applications therefor) owned by a member of the JS Global Group and that are not used by any member of the SharkNinja Group in connection with any products, services or materials offered under or bearing a SharkNinja Retained Name outside of the APAC Region; and

(iv)        any and all Assets that are acquired or otherwise becomes an Asset of the JS Global Group after the Disposition Date.

Notwithstanding anything to the contrary herein, the JS Global Assets shall not include (i) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the SharkNinja Group (including all SharkNinja Assets) or (ii) any Assets that are expressly listed on Schedule 1.1(140).

(85)          “JS Global Asset Transferee” shall mean any Business Entity that is or will be a member of the JS Global Group or a Subsidiary of JS Global to which JS Global Assets shall be or have been transferred at or prior to the Disposition Date, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Disposition Date, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(86)          “JS Global Auditors” shall mean the independent certified public accountants of JS Global.

(87)          “JS Global Board” shall have the meaning set forth in the Recitals.

(88)          “JS Global Business” shall mean (i) those businesses operated by the JS Global Group prior to the Disposition Date other than the SharkNinja Business, (ii) those Business Entities or businesses acquired or established by or for any member of the JS Global Group after the Disposition Date and (iii) any JS Global Former Business; provided that JS Global Business shall not include any SharkNinja Former Business (except for any business comprised of the Internal Reorganization Distributed SharkNinja Assets, which shall be distributed to JS Global or a member of the JS Global Group).

(89)          “JS Global Former Business” shall mean any Former Business (other than the SharkNinja Business or the SharkNinja Former Businesses) that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or associated with the JS Global Business as then conducted.

(90)          “JS Global Group” shall mean (i) JS Global, the JS Global Business and each Person that is a direct or indirect Subsidiary of JS Global as of immediately following the Disposition Date and (ii) each Business Entity that becomes a Subsidiary of JS Global after the Disposition Date.

(91)          “JS Global Indemnitees” shall mean each member of the JS Global Group and each of their respective Affiliates from and after the Disposition Date and each member of the JS Global Group’s and such Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the JS Global Group or their respective Affiliates) and each of the heirs, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the SharkNinja Indemnitees.

(92)          “JS Global Insider Shareholders” shall mean the insiders (including directors, officers employees and Controlling Shareholders) of JS Global who are JS Global Shareholders.

(93)          “JS Global Liabilities” shall mean:

(i)          any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by JS Global or a member of the JS Global Group, and all agreements, obligations and other Liabilities of JS Global or any member of the JS Global Group under this Agreement or any of the Ancillary Agreements;

(ii)         any and all Liabilities of a member of the JS Global Group to the extent relating to, arising out of or resulting from any JS Global Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the SharkNinja Business);

(iii)        the Liabilities listed on Schedule 1.1(93);

(iv)        any and all Liabilities of JS Global and each of its Subsidiaries that are not SharkNinja Liabilities (except for any Liabilities to the extent relating to, arising out of or resulting from the Internal Reorganization Distributed SharkNinja Assets, which shall be distributed to JS Global or a member of the JS Global Group);

(v)         subject to Section 2.3 and Section 2.6, any and all Liabilities to the extent relating to, arising out of or resulting from the operation of any business conducted by or on behalf of any member of the JS Global Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is within such Person’s authority, with respect to such business); and

(vi)        any Actions brought by or on behalf of any JS Global Shareholders relating to any Laws or fiduciary claims relating to, arising out of or resulting from the transactions contemplated by this Agreement or of the Ancillary Agreements (other than the Liabilities described in Section (151)(vi)).

(94)          “JS Global Ordinary Shares” shall mean the ordinary shares of JS Global, par value $0.00001 per share.

(95)          “JS Global Payoff Amount” shall mean the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the BOC-JS Global Facilities as of the anticipated Payoff Date (and, if applicable, the daily accrual thereafter).

(96)          “JS Global Personal Data” shall mean Personal Data of the JS Global Group to the extent used in or by, or otherwise related to, any JS Global Business.

(97)          “JS Global Public Filings” shall have the meaning set forth in Section 6.1(h).

(98)          “JS Global Released Liabilities” shall have the meaning set forth in Section 7.1(a)(i).

(99)          “JS Global Retained IP” shall mean all Intellectual Property owned by a member of the JS Global Group or the SharkNinja Group other than SharkNinja Intellectual Property, including the JS Global Retained Names.

(100)          “JS Global Retained Names” shall mean (i) the Trademarks set forth in Schedule 1.1(100) and (ii) any Trademarks owned by JS Global and/or any of its Subsidiaries as of the Disposition Date that do not constitute SharkNinja Retained Names or SharkNinja Intellectual Property, in each case, and any Trademarks containing or comprising any of such names or marks, and any Trademarks confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks, and any translations or transliterations of any of the foregoing.

(101)          “JS Global Semi-Annual Financial Statements” shall have the meaning set forth in Section 6.2(a).

(102)          “JS Global Shareholder” shall have the meaning set forth in the Recitals.

(103)          “JS Global Shareholder Approval” shall mean the approval, at the Extraordinary General Meeting where a quorum is present, of the transactions contemplated by this Agreement and the Connected Transactions, by an ordinary resolution of JS Global Shareholders requiring the affirmative vote of the holders of the requisite number of JS Global Ordinary Shares entitled to vote thereon, whether in person or by proxy at the Extraordinary General Meeting (or any adjournment or postponement thereof), in accordance with the memorandum and articles of association of JS Global and applicable Law (including the Hong Kong Listing Rules).

(104)          “JS Global Trading” shall mean JS Global Trading HK Limited, a private company limited by shares incorporated in Hong Kong.

(105)          “Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, stock exchange regulations or rules, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(106)          “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(107)          “Liable Party” shall have the meaning set forth in Section 2.9(b).

(108)          “Manufacturing Intellectual Property” shall mean all SharkNinja Intellectual Property (except for any Trademarks) that is used as of the Distribution Date by or on behalf of JS Global Group to manufacture products in connection with the portion of the JS Global Business described in Section 1.1(88)(i) hereof (but not any SharkNinja Intellectual Property that is exclusively used in connection with the manufacture of products offered under or bearing a SharkNinja Retained Name).

(109)          “Memorandum and Articles” shall mean the Amended and Restated Memorandum and Articles of Association of SharkNinja TopCo, in the form attached hereto as Exhibit G.

(110)          “Negotiation Period” shall have the meaning set forth in Section 9.1.

(111)          “Net Proceeds” shall have the meaning set forth in the Recitals.

(112)          “Notice Recipient” shall have the meaning set forth in Section 2.3(e).

(113)          “Notifying Party” shall have the meaning set forth in Section 2.3(e).

(114)          “Other Party” shall have the meaning set forth in Section 2.9(a).

(115)          “Partial Assignment” shall have the meaning set forth in Section 2.3(a).

(116)          “Party” and “Parties” shall have the meanings set forth in the Preamble.

(117)          “Payoff Amount” shall mean the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the BOC Released Facilities as of the applicable payoff date (and, if applicable, the daily accrual thereafter).

(118)          “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(119)          “Personal Data” shall have the meaning set forth in the Data Protection Law.

(120)          “Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

(121)          “Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by JS Global) or any similar release by the Federal Reserve Board (as determined by JS Global).

(122)          “Privilege” shall have the meaning set forth in Section 8.7(a).

(123)          “Privileged Information” shall have the meaning set forth in Section 8.7(a).

(124)          “Processing” (and its cognates) shall have the meaning set forth in the Data Protection Laws.

(125)          “Product Development Agreement” shall mean the Product Development Agreement by and between JS Global Trading and SharkNinja, in the form attached hereto as Exhibit E.

(126)          “Record” shall mean any Contract, document, book, record or file.

(127)          “Record Date” shall mean the close of business on the date to be determined by the JS Global Board as the record date for determining JS Global Shareholders entitled to receive shares of SharkNinja Ordinary Shares in the Distribution.

(128)          “Record Holders” shall mean the holders of record of JS Global Ordinary Shares as of the close of business on the Record Date.

(129)          “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(130)          “Remaining Ineligible Person Shares” shall have the meaning set forth in Section 3.8.

(131)          “Rules” shall have the meaning set forth in Section 9.2.

(132)          “Securities Act” shall mean the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

(133)          “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(134)          “Sell Down” shall have the meaning set forth in the Recitals.

(135)          “Sell Down Period” shall have the meaning set forth in the Recitals.

(136)          “Separation Plan” shall mean the step plan set forth on Schedule 1.1(136), as it may be updated in accordance with Section 2.2(f).

(137)          “Shared Contract” shall have the meaning set forth in Section 2.3(a).

(138)          “SharkNinja” shall have the meaning set forth in the Preamble.

(139)          “SharkNinja Asset Transferee” shall mean any Business Entity that is or will be a member of the SharkNinja Group or a Subsidiary of SharkNinja to which SharkNinja Assets shall be or have been transferred at or prior to the Disposition Date, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Disposition Date, by an Asset Transferor in order to consummate the transactions contemplated hereby.

(140)        “SharkNinja Assets” shall mean, without duplication:

(i)          all interests in the capital stock or share capital of, or any other equity interests in, the members of the SharkNinja Group (other than SharkNinja TopCo) held, directly or indirectly, by JS Global immediately prior to the Disposition Date;

(ii)         the equity interests in the entities set forth on Schedule 1.1(140)(ii) held, directly or indirectly, by JS Global immediately prior to the Disposition Date;

(iii)        the Assets set forth on Schedule 1.1(140)(iii) (which for the avoidance of doubt is not a comprehensive listing of all SharkNinja Assets and is not intended to limit other clauses of this definition of “SharkNinja Assets”);

(iv)        any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the SharkNinja Group (including the Internal Reorganization Contributed JS Global Assets which shall be contributed to SharkNinja or a member of the SharkNinja Group);

(v)         any and all Assets (other than Cash Equivalents, which shall be governed solely by Section 2.12, and Assets listed on Schedule 1.1(140)(v)) reflected on the SharkNinja Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for SharkNinja or any member of the SharkNinja Group subsequent to the date of the SharkNinja Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the SharkNinja Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the SharkNinja Balance Sheet;

(vi)        all rights, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.1(140)(vi) and other leases primarily related to SharkNinja Business, including, to the extent provided for in the SharkNinja Group’s leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances (the “SharkNinja Leased Real Property”);

(vii)       all Contracts primarily related to the SharkNinja Business and any rights or claims arising thereunder, including any Contracts set forth on Schedule 1.1(140)(vii) (the “SharkNinja Contracts”);

(viii)      all Intellectual Property owned by a member of the JS Global Group or SharkNinja Group that is (A) primarily related to the SharkNinja Business, (B) that is used in connection with products, services or materials offered under or bearing a SharkNinja Retained Name, including the SharkNinja Retained Names or (C) the applications, registrations and other Intellectual Property set forth on Schedule 1.1(140)(viii) (the “SharkNinja Intellectual Property”);

(ix)        subject to Section 1.1(84)(iii), all product safety certifications (including ownership thereof and applications therefor) that are used in connection with products, services or materials offered under or bearing a SharkNinja Retained Name;

(x)          all licenses, permits, registrations, certifications, approvals and authorizations which have been issued by any Governmental Entity and are held by a member of the SharkNinja Group, or to the extent transferable, relate primarily to or, are used primarily in the SharkNinja Business (other than to the extent that any member of the JS Global Group benefits from such licenses, permits, registrations, certifications, approvals and authorizations in connection with the JS Global Business);

(xi)         all Information primarily related to, or primarily used or primarily held for use in, the SharkNinja Business;

(xii)        the IT Assets that are primarily used or primarily held for use in the SharkNinja Business, including the IT Assets listed on Schedule 1.1(140)(xii) (“SharkNinja IT Assets”);

(xiii)       all office equipment and furnishings located at the physical site of which the ownership or a leasehold or sub leasehold interest is being transferred to or retained by a member of the SharkNinja Group, and which as of the Disposition Date is not subject to a lease or sublease back to a member of the JS Global Group (excluding any office equipment and furnishings owned by persons other than JS Global and its Subsidiaries);

(xiv)      subject to Article X, any rights of any member of the SharkNinja Group under any insurance policies held solely by one or more members of the SharkNinja Group and which provide coverage solely to one or more members of the SharkNinja Group (excluding any insurance policies issued by any captive insurance company of the JS Global Group); and

(xv)       all other Assets that are held by the SharkNinja Group or the JS Global Group immediately prior to the Disposition Date and that are primarily used or primarily held for use in the SharkNinja Business as conducted immediately prior to the Disposition Date (the intention of this clause (xv) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a SharkNinja Asset based on the principles of this Section 1.1(140)); provided that no Asset shall be a SharkNinja Asset solely as a result of this clause (xv) unless a written claim with respect thereto is made by SharkNinja on or prior to the date that is eighteen (18) months after the Disposition Date.

Notwithstanding anything to the contrary herein, the SharkNinja Assets shall not include (i) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the JS Global Group (including all JS Global Assets), or (ii) any Assets that are expressly listed on Schedule 1.1(84).

(141)          “SharkNinja Auditors” shall mean the independent certified public accountants of the SharkNinja Group.

(142)          “SharkNinja Balance Sheet” shall mean the unaudited pro forma combined condensed balance sheet, including the notes thereto, as of March 31, 2023, of SharkNinja as included in the Distribution Disclosure Documents (as applicable).

(143)          “SharkNinja Board” shall have the meaning set forth in the Recitals.

(144)          “SharkNinja Business” shall mean the businesses comprising of JS Global’s SharkNinja segment, including the businesses and operations conducted prior to the Disposition Date by any member of the SharkNinja Group and any other businesses or operations conducted primarily through the use of the SharkNinja Assets, as such businesses are described in the Distribution Disclosure Documents, or established by or for SharkNinja or any of its Subsidiaries after the Disposition Date and shall include the SharkNinja Former Businesses; provided that, other than any SharkNinja Former Businesses listed on Schedule 1.1(146), the SharkNinja Business shall not include (i) any JS Global Former Business (except for any business comprised of the Internal Reorganization Contributed JS Global Assets, which shall be contributed to SharkNinja or a member of the SharkNinja Group) and (ii) the Internal Reorganization Distributed SharkNinja Assets, which shall be distributed to JS Global or a member of the JS Global Group on or prior to the Disposition Date.

(145)          “SharkNinja Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, including in connection with SharkNinja TopCo’s obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the SharkNinja Group, in each case, on or after the Disposition Date by or on behalf of any member of the SharkNinja Group in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(146)          “SharkNinja Former Businesses” shall mean (i) any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was (a) primarily managed by or associated with the SharkNinja Business as then conducted or (b) part of a business the majority of which as of the Disposition Date is or was transferred to SharkNinja and (ii) the Former Businesses set forth on Schedule 1.1(146), whether or not such Former Business would meet the standard set forth in clause (i) of this definition.

(147)        “SharkNinja Group” shall mean SharkNinja, SharkNinja TopCo and each Person that is a direct or indirect Subsidiary of SharkNinja TopCo as of the Disposition Date (but after giving effect to the Internal Reorganization, including, for the avoidance of doubt, the Transfer of SharkNinja Japan to a member of the JS Global Group), and each Person that becomes a Subsidiary of SharkNinja TopCo after the Disposition Date.

(148)        “SharkNinja Hong Kong” shall mean SharkNinja (Hong Kong) Limited, a private company limited by shares incorporated in Hong Kong.

(149)        “SharkNinja Indemnitees” shall mean each member of the SharkNinja Group and each of their respective Affiliates from and after the Disposition Date and each member of the SharkNinja Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the SharkNinja Group or their respective Affiliates) and each of the heirs, executors, administrators, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the JS Global Indemnitees.

(150)        “SharkNinja Japan” shall mean SharkNinja Co., Ltd., a Japanese company.

(151)        “SharkNinja Liabilities” shall mean:

(i)          any and all Liabilities to the extent relating to, arising out of or resulting from (a) the operation or conduct of the SharkNinja Business, as conducted at any time prior to, at or after the Disposition Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the SharkNinja Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); (b) the operation or conduct of any business conducted by any member of the SharkNinja Group at any time prior to, at or after the Disposition Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the SharkNinja Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); or (c) any SharkNinja Asset, whether arising before, at or after the Disposition Date (including, but not limited to, any Liability relating to, arising out of or resulting from SharkNinja Contracts, Shared Contracts (to the extent such Liability relates to the SharkNinja Business) and any SharkNinja Leased Real Property):

(ii)         the Liabilities set forth on Schedule 1.1(151)(ii);

(iii)        any and all other Liabilities that are expressly contemplated by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by SharkNinja or a member of the SharkNinja Group, and all agreements, obligations and other Liabilities of SharkNinja or a member of the SharkNinja Group under this Agreement or any of the Ancillary Agreements;

(iv)        any and all Liabilities reflected on the SharkNinja Balance Sheet (other than those in Schedule 1.1(151)(iv)) or the accounting records supporting such balance sheet and any Liabilities incurred by or for SharkNinja or any member of the SharkNinja Group subsequent to the date of the SharkNinja Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the SharkNinja Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the SharkNinja Balance Sheet;

(v)         any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Disposition Date, any infringement, misappropriation or other violation of any Intellectual Property of any other Person to the extent related to the conduct of the SharkNinja Business;

(vi)        any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (A) the Distribution Disclosure Documents, (B) any SharkNinja Disclosure or (C) the Stock Exchange Listing Application;

(vii)       for the avoidance of doubt, and without limiting any other matters that may constitute SharkNinja Liabilities, any Liabilities relating to, arising out of or resulting from any Action primarily related to the SharkNinja Business, including all Actions listed on Schedule 1.1(151)(vii);

(viii)      any product liability claims or other claims of third parties, including any and all product liabilities, whether such product liabilities are known or unknown, contingent or accrued, relating to loss of life or injury to persons due to exposure to asbestos prior to, at or after the Disposition Date, primarily relating to, arising out of or resulting from any product developed, designed, manufactured, marketed, distributed, leased or sold by the SharkNinja Business;

(ix)        all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the SharkNinja Group or any Indebtedness secured exclusively by any of the SharkNinja Assets; and

(x)          any and all other Liabilities that are held by the SharkNinja Group, or the JS Global Group immediately prior to the Disposition Date and that were inadvertently omitted or assigned that, had the parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as a SharkNinja Liability based on the principles set forth in this Section 1.1(151); provided that no Liability shall be a SharkNinja Liability solely as a result of this clause (ix) unless a claim with respect thereto is made by JS Global on or prior to the date that is eighteen (18) months after the Disposition Date.

Notwithstanding the foregoing, the SharkNinja Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the JS Global Group, (B) expressly discharged pursuant to Section 2.4(c) of this Agreement or (C) JS Global Liabilities (except for any Liabilities to the extent relating to, arising out of or resulting from the Internal Reorganization Contributed JS Global Assets, which shall be contributed to SharkNinja or a member of the SharkNinja Group).

(152)          “SharkNinja Ordinary Shares” shall mean the ordinary shares, par value $0.0001 per share, of SharkNinja TopCo.

(153)          “SharkNinja Payoff Amount” shall mean the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the BOC-SharkNinja Facilities as of the applicable payoff date (and, if applicable, the daily accrual thereafter).

(154)          “SharkNinja Personal Data” shall mean Personal Data of the SharkNinja Group to the extent used in or by, or otherwise related to, any SharkNinja Business.

(155)          “SharkNinja Released Liabilities” shall have the meaning set forth in Section 7.1(a)(ii).

(156)          “SharkNinja Retained Names” shall mean the Trademarks set forth in Schedule 1.1(156), and any Trademarks containing or comprising any of such names or marks, and any Trademarks confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks, and any translations or transliterations of any of the foregoing.

(157)          “SharkNinja Semi-Annual Financial Statements” shall have the meaning set forth in Section 6.1(d).

(158)          “SharkNinja TopCo” shall have the meaning set forth in the Preamble.

(159)          “SharkNinja TopCo Board” shall have the meaning set forth in the Recitals.

(160)          “SharkNinja TopCo Contribution” shall have the meaning set forth in the Recitals.

(161)          “Sourcing Service Agreement – Joyoung” shall mean the Sourcing Services Agreement by and between [Joyoung] and SharkNinja Hong Kong, in the form attached hereto as Exhibit D.

(162)          “Sourcing Services Agreement – JS Global” shall mean the Sourcing Services Agreement by and between JS Global Trading and SharkNinja Hong Kong, in the form attached hereto as Exhibit F.

(163)          “Spin Off Recipients” shall mean (i) the Eligible Persons who are Record Holders and (ii) the Trust on behalf of the Ineligible Persons who are Record Holders.

(164)          “Stock Exchange” shall mean the New York Stock Exchange or any successor thereto.

(165)          “Stock Exchange Listing Application” shall have the meaning set forth in Section 3.3(a).

(166)          “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital shares of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity. It is expressly agreed that, from and after the Disposition Date, solely for purposes of this Agreement, neither SharkNinja nor a member of the SharkNinja Group shall be deemed a Subsidiary of JS Global or a member of the JS Global Group.

(167)          “Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated, or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

(168)          “Tax Contest” shall mean any pending or threatened audit, examination, claim, dispute, suit, action, proposed assessment, or other proceeding concerning any Taxes for which the other Party may be liable pursuant to this Agreement.

(169)          “Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

(170)          “Tax Returns” shall mean any return, report, certificate, form, or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

(171)          “Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

(172)          “Third Party” shall mean any Person other than the members of the JS Global Group or the SharkNinja Group.

(173)          “Third Party Agreements” shall mean any Contracts (other than Shared Contracts) between or among a Party (or any member of its Group) and any other Persons (other than either Party or any member of its respective Groups) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts (or portions thereof) constitute SharkNinja Assets or SharkNinja Liabilities, or JS Global Assets or JS Global Liabilities, such Contracts (or portions thereof) shall be assigned or retained pursuant to Article II).

(174)          “Third Party Claim” shall have the meaning set forth in Section 7.4(b).

(175)          “Third Party Proceeds” shall have the meaning set forth in Section 7.7(a).

(176)          “Transaction-related Expenses” shall have the meaning set forth in Section 11.5(a).

(177)          “Transactions” shall have the meaning set forth in the Recitals.

(178)          “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.

(179)          “Transfer Agent” shall mean Computershare Inc., a Delaware company and Computershare Trust Company, N.A., a federally chartered trust company.

(180)          “Transition Services Agreement” shall mean the Transition Services Agreements by and between JS Global Trading and SharkNinja TopCo, in the form attached hereto as Exhibit B.

(181)          “Trust” shall mean the Tiger Purpose Trust

(182)          “Trustee” shall have the meaning set forth in the Recitals.

(183)          “UK GDPR” shall mean the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019.

(184)          “U.S.” shall mean the United States of America.

Section 1.2      References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. References to the definitions contained in this Agreement are applicable to the other grammatical forms of such terms. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “JS Global” shall also be deemed to refer to the applicable member of the JS Global Group, references to “SharkNinja” and “SharkNinja TopCo” (as applicable) shall also be deemed to refer to the applicable member of the SharkNinja Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by JS Global or SharkNinja or SharkNinja TopCo (as applicable) shall be deemed to require JS Global or SharkNinja or SharkNinja TopCo (as applicable), as the case may be, to cause the applicable members of the JS Global Group or the SharkNinja Group, respectively, to take, or refrain from taking, any such action. Unless otherwise expressly provided herein, whenever JS Global’s consent is required under this Agreement, such consent may be withheld, delayed or conditioned by JS Global in its sole and absolute discretion, and whenever any action hereunder is at JS Global’s discretion, such action shall be at JS Global’s sole and absolute discretion. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

THE SEPARATION

Section 2.1           General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the completion of the Internal Reorganization, a portion of which may have already been implemented prior to the date hereof.

Section 2.2           Restructuring: Transfer of Assets; Assumption of Liabilities.

(a)          Internal Reorganization. Prior to the SharkNinja TopCo Contribution, except for Transfers contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Disposition Date, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Sections 2.2(b) and 2.2(c) below.

(b)          Transfer and Assignment of Assets. At least one day prior to the SharkNinja TopCo Contribution (it being understood that some of such Transfers may occur following the SharkNinja TopCo Contribution in accordance with Section 2.2(a) and Section 2.6), pursuant to the Conveyancing and Assumption Instruments and in connection with the Internal Reorganization Contribution and the Internal Reorganization Distribution:

(i)          SharkNinja and JS Global shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, novate, assign and/or convey or cause to be transferred, contributed, distributed, novated, assigned and/or conveyed (“Transfer”) to (A) the respective JS Global Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the JS Global Assets, and the applicable JS Global Asset Transferee shall accept from JS Global or SharkNinja and the applicable members of the JS Global Group or SharkNinja Group all of JS Global’s, SharkNinja’s and the other members of the JS Global Group’s or SharkNinja Group’s respective direct or indirect rights, title and interest in and to the applicable JS Global Assets, including all of the outstanding ordinary shares or other ownership interests, that are included in the JS Global Assets and (B) SharkNinja and/or the respective SharkNinja Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the SharkNinja Assets, and the applicable SharkNinja Asset Transferees shall accept from JS Global and the applicable members of the JS Global Group, all of JS Global’s and the other members of the JS Global Group’s respective direct or indirect rights, title and interest in and to the applicable SharkNinja Assets, including all of the outstanding shares of capital stock, share capital or other ownership interests, that are included in the SharkNinja Assets.

(ii)          Any costs and expenses incurred after the Disposition Date to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.6) shall be paid by the Parties as set forth in Section 11.5(b). Other than costs and expenses incurred in accordance with the foregoing sentence, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).

(c)          Acceptance and Assumption of Liabilities. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, in connection with the Internal Reorganization, the Internal Reorganization Contribution and the Internal Reorganization Distribution (i) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, JS Global shall, or shall cause a member of the JS Global Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the JS Global Liabilities and (ii) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, SharkNinja shall, or shall cause a member of the SharkNinja Group to, Assume all of the SharkNinja Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Disposition Date, (C) whether accruals for such Liabilities have been transferred to SharkNinja or included on a combined balance sheet of the SharkNinja Business or whether any such accruals are sufficient to cover such Liabilities, (D) where or against whom such Liabilities are asserted or determined, (E) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the JS Global Group or the SharkNinja Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (F) which entity is named in any Action associated with any Liability, or (G) any benefits, or lack thereof, that have been or may be obtained by the JS Global Group or the SharkNinja Group in respect of such Liabilities.

(d)          Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer or Partially Assign (or Duplicate, as applicable) any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, (i) no Contract or other Asset shall be Transferred or Partially Assigned if it would violate applicable Law or, in the case of any Contract, the rights of any Third Party to such Contract; provided that Section 2.3(a) and Section 2.6, to the extent provided therein, shall apply thereto and (ii) in no event shall a Party or any of its Affiliates be required to commence, defend or participate in any Action, or offer or grant any additional consideration or other accommodation (financial or otherwise) to any Third Party in connection with obtaining any consents or waivers in order to consummate the transactions contemplated hereby.

(e)          It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have occurred prior to the date hereof and, as a result, no additional Transfers or Assumptions by any member of the JS Global Group or the SharkNinja Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any member of the JS Global Group or the SharkNinja Group, as applicable, is liable for any JS Global Liability or SharkNinja Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the JS Global Group or the SharkNinja Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume such Liability in connection with Section 2.2(c).

(f)          The Parties shall keep each other reasonably informed, on a regular basis, about the progress of implementing the Separation Plan. Without limiting any other provision hereof, each of JS Global and SharkNinja will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions expressly contemplated by the Separation Plan (whether prior to, at or after the time of the Disposition Date).

(g)          At least one day after the Internal Reorganization (including the Internal Reorganization Contribution and the Internal Reorganization Distribution as described herein), and one day prior to the Distribution, the Parties shall effect the SharkNinja TopCo Contribution.

Section 2.3           Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):

(a)          Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract that is listed on Schedule 2.3(a) (a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amend, bifurcate, replicate or otherwise modify such Shared Contract (in a form reasonably acceptable to JS Global and SharkNinja) prior to, at or after the Disposition Date, so that each Party or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses (each, a “Partial Assignment”); provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d)), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise (including, but not limited to, a requirement that a Third Party’s Consent is required to partially assign), cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a JS Global Asset or SharkNinja Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six (6) months after the Disposition Date (unless the term of a Shared Contract ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the SharkNinja Group or the JS Global Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the SharkNinja Business or the JS Global Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 (including, enforcing on the applicable Group’s behalf any and all of such Group’s rights against such Third Party under such Shared Contract solely to the extent related to the applicable Group’s respective Business (or applicable portion thereof); provided that, notwithstanding anything herein to the contrary, such enforcement shall be at the sole expense of the Group requesting the other Group to enforce its rights under the Shared Contract) and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3; provided that the Party for which such Shared Contract is a JS Global Asset or a SharkNinja Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities (i) arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) or (ii) arising out of or related to such other Party’s gross negligence, fraud or willful misconduct, in each case, in connection with and relating to such Shared Contract, as the case may be, (for the avoidance of doubt, in the event that any rights in connection with a Force Majeure Event or similar event are exercised under a Shared Contract, the benefits and burdens with respect to such Shared Contract (as modified by such Force Majeure Event or similar event) shall, if reasonably practicable, be shared proportionally or, if not reasonably practicable, in such other manner as would be most equitable, among the Groups related to such Contract (or in any other manner as may be agreed in good faith by the Parties), in each case, to the extent so related to the JS Global Business or the SharkNinja Business), and (B) to the extent that the Parties cannot effect a Partial Assignment in accordance with this Section 2.3(a), or if a Party so elects, within 180 days of the Disposition Date, the Parties shall use commercially reasonable efforts to seek mutually acceptable alternative arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) for the purpose of allocating rights and liabilities and obligations to each Group under such Shared Contract reflecting the principles set forth in clause (A) of this provision (an “Acceptable Alternative Arrangement”); provided, further, that the Party for which such Shared Contract is, as applicable, a JS Global Asset or SharkNinja Asset, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).

(b)          Each Party shall, and shall cause the other members of its Group to, use its commercially reasonable efforts to obtain the required Consents to complete a Partial Assignment of any Shared Contract as contemplated by this Agreement. Notwithstanding anything herein to the contrary, (i) no Partial Assignment of any Shared Contract or Acceptable Alternative Arrangement shall be completed if it would violate any applicable Law or the rights of any Third Party to such Shared Contract and (ii) in no event shall a Party or any of its Affiliates be required to commence, defend or participate in any Action, or offer or grant any additional consideration or other accommodation (financial or otherwise) to any Third Party in connection with obtaining any consents or waivers in connection with such Partial Assignment of any Shared Contract or Acceptable Alternative Arrangement.

(c)          Unless otherwise determined by JS Global in its sole discretion, after consulting in good faith with SharkNinja and after reasonably considering the views of SharkNinja (which SharkNinja shall promptly provide in good faith), each of JS Global and SharkNinja shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the SharkNinja TopCo Contribution and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or good faith resolution of a Tax Contest).

(d)          With respect to Liabilities pursuant to, under or relating to a Shared Contract to the extent relating to occurrences from and after the Distribution, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or any Ancillary Agreement, be allocated among SharkNinja and JS Global as follows:

(i)          If such Liability is incurred exclusively in respect of the JS Global Business or exclusively in respect of the SharkNinja Business, such Liability shall be allocated to JS Global or the applicable member of its Group (in respect of the JS Global Business) or SharkNinja or the applicable member of its Group (in respect of the SharkNinja Business);

(ii)         If such Liability cannot be so allocated under clause (i) above, such Liability shall be allocated to SharkNinja or JS Global, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the Disposition Date) by the SharkNinja Business and JS Global Business, respectively, under the relevant Shared Contract after the Distribution; and

(iii)        Notwithstanding the foregoing in clauses (i) and (ii) above, each of SharkNinja or JS Global shall be responsible for any and all such Liabilities to the extent arising from its (or its or a member of its Group’s) breach after the Distribution of the relevant Shared Contract (except to the extent (i) such Liabilities arise or result from the actions or inactions of the other Party or (ii) arising out of or related to such other Party’s gross negligence, fraud or willful misconduct, and in each case, such other Party shall bear such Liabilities).

(e)          From and after the Disposition Date, the Party to whose Group a Shared Contract has been allocated shall not (and shall cause the other members of its Group not to), without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) (x) waive any rights under such Shared Contract to the extent related to the Business, Assets or Liabilities of such other Party, (y) terminate (or consent to be terminated by the counterparty) such Shared Contract except in connection with (1) the expiration of such Shared Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared Contract in accordance with the terms of such Shared Contract is expressly permitted) or (2) a partial termination of such Shared Contract that would not reasonably be expected to impact any rights under such Shared Contract related to the Business, Assets or Liabilities of such other Party or Parties or any of its or their respective Subsidiaries, or (z) amend, modify or supplement such Shared Contract in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Shared Contract) and adverse to the Business, Assets or Liabilities of such other Party or any of its Subsidiaries. From and after the Disposition Date, as applicable, if a member of a Group (the “Notice Recipient”) receives from a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact the other Group, the Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall consult in good faith with respect to the actions proposed to be taken regarding the alleged breach. If a Group (the “Notifying Party”) sends to a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that would reasonably be expected to impact another Group, the Notifying Party shall provide written notice to the other Party as soon as reasonably practicable (and in any event no less than five (5) Business Days prior to sending such notice of breach to the counterparty), and the Parties shall consult in good faith with each other regarding such alleged breach. From and after the Disposition Date, as applicable, no Party shall (and shall cause the other members of its Group not to) breach any Shared Contract to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of the other Party’s Group (or related to its Business, Assets or Liabilities under such Shared Contract) pursuant to (X) such Shared Contract, (Y) any Partial Assignment related to such Shared Contract or (Z) any other Contract with the counterparty to such Shared Contract (or any of its Affiliates) in existence at the Disposition Date that contains cross-default or similar provisions related to such Shared Contract.

Section 2.4           Intercompany Accounts, Loans and Agreements.

(a)          Except as set forth in Section 7.1(b), all intercompany receivables and payables (other than (x) intercompany loans (which shall be governed by Section 2.4(c)), (y) receivables or payables otherwise specifically provided for on Schedule 2.4(a), and (z) payables created or required by this Agreement, any Ancillary Agreement or any Continuing Arrangements) and intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the JS Global Group, on the one hand, and any member of the SharkNinja Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the SharkNinja TopCo Contribution, shall continue to be outstanding after the SharkNinja TopCo Contribution and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within 30 days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a Third Party and shall no longer be an intercompany account.

(b)          As between the Parties (and the members of their respective Group) all payments and reimbursements received after the SharkNinja TopCo Contribution by one Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

(c)          Except as set forth on Schedule 2.4(c), each of JS Global or any member of the JS Global Group, on the one hand, and SharkNinja or any member of the SharkNinja Group, on the other hand, will settle with the other Party, as the case may be, all intercompany loans, including any promissory notes, owned or owed by the other Party prior to the SharkNinja TopCo Contribution, except as otherwise agreed to in good faith by the Parties in writing on or after the date hereof, it being understood and agreed by the Parties that all guarantees shall be governed by Section 2.10.

Section 2.5           Limitation of Liability; Intercompany Contracts.

(a)          No Party nor any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it or a member of its Group and the other Party or a member of its Group existing at or prior to the Disposition Date (other than as set forth on Schedule 2.5(a), pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 7.1(b) or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it (or a member of its Group) and the other Party (or a member of its Group) effective as of the Disposition Date (other than as set forth on Schedule 2.5(a), this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 7.1(b) or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby); provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiaries thereof discovered after the Disposition Date, the Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Disposition Date with the only liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Disposition Date and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.

(b)          If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.5(a), and, but for the mistake or oversight of any Party, would have been listed as continuing and is reasonably necessary for such affected Party to be able to continue to operate its Business in substantially the same manner in which such Businesses were operated immediately prior to the Distribution, then, at the request of such affected Party made within eighteen (18) months following the Disposition Date, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue, or as appropriate, be re-instated, following the Distribution; provided, however, that the foregoing shall not obligate either Party to enter into an agreement to continue or re-instate such Contract, arrangement, course of dealing or understanding.

Section 2.6           Transfers Not Effected at or Prior to the SharkNinja TopCo Contribution; Transfers Deemed Effective as of the SharkNinja TopCo Contribution.

(a)          To the extent that any Transfers, Duplications (as applicable) or Assumptions contemplated by this Article II shall not have been consummated at or prior to the SharkNinja TopCo Contribution, the Parties shall, except as set forth (i) in Schedule 2.6 or (ii) as contemplated by the Internal Reorganization, use commercially reasonable efforts to effect such Transfers, Duplications (as applicable) or Assumptions as promptly following the SharkNinja TopCo Contribution as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer (or Duplication, as applicable) of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred (or Duplicated, as applicable); provided, however, that the Parties and their respective Subsidiaries shall comply at all times with Section 2.2(d) in respect of the Transfer (or Duplication, as applicable) of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer (or Duplication, as applicable) of Assets or Assumption of Liabilities has not been consummated, from and after the SharkNinja TopCo Contribution, except as set forth in Schedule 2.6, (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter, insofar as reasonably possible and to the extent permitted by applicable Law, hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the SharkNinja TopCo Contribution, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred (or Duplication, as applicable) or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred (or Duplication, as applicable) or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the SharkNinja TopCo Contribution to the relevant member or members of the JS Global Group or the SharkNinja Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the SharkNinja TopCo Contribution, except as set forth in Schedule 2.6 and subject to Section 2.2(c) and Section 2.9(b), each Party (i) shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, (ii) shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement, and (iii) shall (A) enforce at another Party’s (or relevant member of its Group’s) reasonable request any rights of the Party or its Group under such Assets and Liabilities against any other Persons (at the sole cost of the Party requesting enforcement of its rights), (B) not waive any rights related to such Assets or Liabilities to the extent related to the Business, Assets or Liabilities of another Party’s Group (except with the consent of such Party (which shall not be unreasonably withheld, conditioned or delayed)), (C) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Asset except (1) in connection with the expiration of such Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty in accordance with the terms of such Contract is expressly permitted) or (2) with the consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed), (D) not amend, modify or supplement any Contract that constitutes such Asset in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets, or Liabilities under such Contract) and adverse to the Business, Assets or Liabilities of such other Party or any of its Subsidiaries, and (E) provide written notice to the applicable other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from a counterparty to any Contract that constitutes such Asset; provided that the costs and expenses incurred by the responding Party or its Group in respect of any request by another Party in respect of such Assets or Liabilities shall be borne solely by the requesting Party or its Group.

(b)          If and when the Consents, Governmental Approvals and/or conditions, the potential violation, conflict, absence or non-satisfaction or existence of which caused the deferral of Transfer (or Duplication, as applicable) of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, Duplication (as applicable), assignment, Assumption or novation of the applicable Asset or Liability shall be effected as promptly as reasonably practicable without the payment or provision of any further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Disposition Date.

(c)          The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer (or Duplication, as applicable) of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise, except as set forth in Schedule 2.6, shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be reasonably promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities (A) arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) or (B) arising out of or related to such other Party’s gross negligence, fraud or willful misconduct, in each case, in connection with and relating to such retained Asset or Liability, as the case may be. Neither SharkNinja nor JS Global or any of their respective Affiliates shall be required to commence any Action, or offer or grant any additional consideration or other accommodation (financial or otherwise) to any Third Party with respect to any Assets or Liabilities not Transferred (or Duplicated, as applicable) as of the Disposition Date.

(d)          After the Disposition Date, each Party (or any member of its Group) may receive mail, packages, electronic mail and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Disposition Date, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages, electronic mail and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.6; it being understood that if a Party (or any member of its Group and any of its or their respective then-Affiliates) receives any claim or demand against any other Party (or any member of such other Party’s Group), or any notice or other communication regarding any Action involving any other Party (or any member of such other Party’s Group), such Party shall and shall cause the other members of its Group to, as promptly as practicable (and, in any event, use commercially reasonable efforts to do so within fifteen (15) days after receipt thereof) notify such other Party (including such other Party’s legal department) of the receipt of such claim, demand, notice or other communication, and shall promptly deliver such claim, demand, notice or other communication (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party; provided, however, that the failure to provide such notice shall not constitute a breach of this Section 2.6(d) except to the extent, if any, that any such Party shall have been actually prejudiced as a result of such failure. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party or any other member of any Group (or any of their Affiliates from time to time) to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party or any other member of any Group or any of their respective then-Affiliates for service of process purposes.

(e)          Subject to this Section 2.6 (Transfers Not Effected at or Prior to the SharkNinja TopCo Contribution; Transfers Deemed Effective as of the SharkNinja TopCo Contribution) and Section 2.3(a) (Treatment of Shared Contracts), (i) if at any time within twenty-four (24) months after the Distribution any Party discovers that any SharkNinja Asset is held by any member of the JS Global Group or any of their respective then-Affiliates, JS Global shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the transfer of the relevant SharkNinja Asset to SharkNinja TopCo or an Affiliate of SharkNinja TopCo designated by SharkNinja TopCo without the payment or provision of any further consideration or (ii) if at any time within twenty-four (24) months after the Distribution, any Party discovers that any JS Global Asset is held by any member of the SharkNinja Group or any of their respective then-Affiliates, SharkNinja TopCo shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the transfer of the relevant JS Global Asset to JS Global or an Affiliate of JS Global designated by JS Global without the payment or provision of any further consideration; provided that, notwithstanding anything contained herein to the contrary, in the case of clause (i), neither JS Global nor any of its respective Affiliates, or in the case of clause (ii), neither SharkNinja TopCo nor any of its respective Affiliates, shall be required to commence, defend or participate in any Action, or offer or grant any additional consideration or other accommodation (financial or otherwise) to any Third Party. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.

(f)          With respect to Assets and Liabilities described in Section 2.6(a), each of JS Global and SharkNinja TopCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the SharkNinja TopCo Contribution and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the SharkNinja TopCo Contribution and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Law or good faith resolution of a Tax Contest).

(g)          The failure to obtain a Consent shall not in and of itself constitute a breach of this Agreement; provided that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such Consent for purposes of determining compliance with this Section 2.6.

Section 2.7            Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers (or Duplications, as applicable) of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer (or Duplication, as applicable) to the applicable Party or member of such Party’s Group of all right, title, and interest in and to its accepted (or Duplicated, as applicable) Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of the jurisdictions in which such Assets or Assumptions relate and in such form as the Parties shall reasonably agree. The Transfer of capital stock or share capital shall be effected by means of executed stock powers or share transfer forms, as applicable, and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock or shares and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8           Further Assurances; Ancillary Agreements.

(a)          In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Disposition Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Without limiting the foregoing, at and after the Disposition Date, each Party shall cooperate with the other Party, but at the expense of the requesting Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)) from and after the Disposition Date, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer (or Duplication, as applicable) or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers (or Duplications, as applicable) of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby; provided that, for the avoidance of doubt, such obligation shall always be subject to the limitations set forth in Sections 2.2(d) and 2.6(c). Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party (or Party to which a Contract is Duplicated for) to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c)          Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6.

(d)          At or prior to the date of the SharkNinja TopCo Contribution, each of JS Global and SharkNinja shall enter into, and/or (where applicable) shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements and any other Contracts reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(e)          On or prior to the Disposition Date, JS Global and SharkNinja (or SharkNinja TopCo, to the extent on or after the SharkNinja TopCo Contribution) in their respective capacities as direct or indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of JS Global or Subsidiary of SharkNinja (or SharkNinja TopCo, to the extent on or after the SharkNinja TopCo Contribution), as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.9            Novation of Liabilities; Indemnification.

(a)          Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees, which shall be governed by Section 2.10), but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party or any of its Affiliates shall be required to commence, defend or participate in any Action, or obligated or required to offer or grant any consideration or other accommodation (financial or otherwise) to any Third Party from whom any such Consent, Governmental Approval, substitution or amendment is requested. In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party at its own cost will use commercially reasonable efforts to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related Third Party.

(b)          If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.9(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Disposition Date. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from (i) any actions (or omissions to act) of the Liable Party taken at the direction of the Other Party (or relevant member of its Group) or (ii) such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities; it being understood that any exercise of rights under this Agreement by such Other Party shall not be deemed to be willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.

Section 2.10         Guarantees; Releases; Payoffs.

(a)          Except as otherwise specified in any Ancillary Agreement or in this Section 2.10, at or prior to the date of the SharkNinja TopCo Contribution or as soon as practicable thereafter, (i) JS Global shall (with the reasonable cooperation of the applicable member of the SharkNinja Group) use its commercially reasonable efforts to have each member of the SharkNinja Group removed as guarantor of or obligor for any JS Global Liability to the fullest extent permitted by applicable Law and (ii) SharkNinja shall (with the reasonable cooperation of the applicable member of the JS Global Group) use its commercially reasonable efforts to have each member of the JS Global Group removed as guarantor of or obligor for any SharkNinja Liability, to the fullest extent permitted by applicable Law to the extent that they relate to SharkNinja Liabilities.

(b)          If JS Global or SharkNinja is unable to obtain, or to cause to be obtained, any such required removal as set forth in clause (a) of this Section 2.10, (i) JS Global, to the extent a member of the JS Global Group has assumed the underlying Liability with respect to such guaranties or SharkNinja, to the extent a member of the SharkNinja Group has assumed the underlying Liability with respect to such guaranties, as the case may be, shall indemnify and hold harmless the remaining guarantors or obligors for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantors or obligors to pay, perform and discharge fully all the obligations or other Liabilities of such guarantors or obligors thereunder, (ii) the expenses of the Parties incurred by each arising out of or related to the release from any such guaranty shall be borne by the Parties in accordance with Section 11.5, and (iii) each of JS Global and SharkNinja, on behalf of themselves and the members of their respective Groups, agree not to voluntarily renew or extend the term of, increase its obligations under, or Transfer to a Third Party, any loan, guaranty, lease, Contract or other obligation for which the other Party or other member of such other Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such other Party’s Group with respect thereto are thereupon terminated by documentation (or otherwise subject to indemnification arrangements) reasonably satisfactory in form and substance to such other Party.

(c)          JS Global and SharkNinja shall take all necessary actions (including, but not limited to, those contemplated by clause (d) below) to assure the full release and discharge of (i) SharkNinja and the other members of the SharkNinja Group from any and all obligations pursuant to the BOC Released Facilities and the release of all liens and encumbrances against all Assets of SharkNinja and the other members of the SharkNinja Group previously securing the BOC Released Facilities and (ii) JS Global and the other members of the JS Global Group from any and all obligations pursuant to the BOC Released Facilities and the release of all liens and encumbrances against all Assets of JS Global and the other members of the JS Global Group previously securing the BOC Released Facilities. The expenses of the Parties incurred by each arising out of or related to the release from any such guaranty shall be borne by the Parties in accordance with Section 11.5.

(d)          JS Global and SharkNinja shall, and shall cause each other member of such Party’s Group to, in each case, provide all customary cooperation reasonably requested by SharkNinja or JS Global in connection with the repayment of the outstanding obligations under the BOC Released Facilities (including (A) the execution of any payoff letter, confirmation letter or letter of direction relating to the JS Global Payoff Amount, the SharkNinja Payoff Amount or any distributions in respect thereof, as applicable, and (B) obtaining evidence of all filings and executed terminations and releases as are reasonably necessary to release any liens or guarantees in connection therewith (including the return of any possessory collateral)).

Section 2.11         Disclaimer of Representations and Warranties.

(a)          EACH OF JS GLOBAL (ON BEHALF OF ITSELF AND EACH MEMBER OF THE JS GLOBAL GROUP) AND SHARKNINJA (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SHARKNINJA GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)          Each of JS Global (on behalf of itself and each member of the JS Global Group) and SharkNinja (on behalf of itself and each member of the SharkNinja Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both JS Global or any member of the JS Global Group, on the one hand, and SharkNinja or any member of the SharkNinja Group, on the other hand, are jointly or severally liable for any JS Global Liability or any SharkNinja Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c)          JS Global hereby waives compliance by itself and each and every member of the JS Global Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the JS Global Assets to JS Global or any member of the JS Global Group.

(d)          SharkNinja hereby waives compliance by itself and each and every member of the SharkNinja Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SharkNinja Assets to SharkNinja or any member of the SharkNinja Group.

Section 2.12         Cash Management.

(a)          From the date of this Agreement until the Disposition Date, JS Global and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all cash and cash equivalents generated by the SharkNinja Business and the SharkNinja Assets in JS Global’s discretion, after consulting in good faith with SharkNinja and after reasonably considering the views of SharkNinja (which SharkNinja shall promptly provide in good faith); provided that JS Global shall not use, retain or otherwise dispose of any cash or cash equivalents generated by the SharkNinja Business and the SharkNinja Assets if such use, retention or disposition is not described in the Distribution Disclosure Documents (other than in the ordinary course of business). Except as provided in this Section 2.12, all Cash Equivalents held by any member of the SharkNinja Group as of the Disposition Date shall be a SharkNinja Asset and all Cash Equivalents held by any member of the JS Global Group as of the Disposition Date shall be a JS Global Asset. To the extent that following the Disposition Date any Cash Equivalents are required to be transferred from any member of the JS Global Group to any member of the SharkNinja Group or from any member of the SharkNinja Group to any member of the JS Global Group to make effective the Internal Reorganization, the Internal Reorganization Contribution or the Internal Reorganization Distribution pursuant to this Agreement and the Ancillary Agreements (including if required by Law or regulation to effect the foregoing), but excluding for the avoidance of doubt, the transfer of Cash Equivalents contemplated by Section 2.12(b), the Party receiving such Cash Equivalents shall promptly transfer an amount in cash equal to such transferred Cash Equivalents back to the transferring Party so as not to override the allocations of Assets, Liabilities and expenses related to the Internal Reorganization, the Internal Reorganization Contribution and the Internal Reorganization Distribution contemplated by this Agreement and the Ancillary Agreements.

(b)          Any payment made in accordance with this Section 2.12 shall be treated in accordance with the terms of Section 11.21.

ARTICLE III

Certain Actions at or prior to the distribution

Section 3.1           Securities Law Matters.

(a)          SharkNinja shall cooperate with JS Global to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. JS Global shall direct and control the efforts of the Parties in connection with the Distribution, after consulting in good faith with SharkNinja and after reasonably considering the views of SharkNinja (which SharkNinja shall promptly provide in good faith), and SharkNinja shall take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary to facilitate the Distribution as directed by JS Global in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the other Ancillary Agreements. Without limiting the generality of the foregoing, SharkNinja will, and will cause the members of its Group and its and their respective employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by JS Global, reasonably cooperate in and take the following actions: (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and similar meetings or sessions in connection with the Distribution (including any marketing efforts); and (ii) furnishing all historical and forward-looking financial and other financial and other information that is available to SharkNinja and is required in connection with the Distribution.

(b)          In furtherance and not in limitation of the obligations set forth in Section 3.1(a), SharkNinja and SharkNinja TopCo (as applicable) shall file the Distribution Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Distribution Disclosure Documents to become and remain effective as required by the Commission or federal, state or other applicable securities Laws (but shall not make any such filing prior to the Distribution without the prior written consent of JS Global). JS Global and SharkNinja (as applicable) shall prepare and mail or otherwise make available, prior to the Disposition Date, to the holders of JS Global Ordinary Shares, such information concerning the SharkNinja Group (as applicable), the SharkNinja Business, the SharkNinja Group’s operations and management, the Distribution, the Sell Down and such other matters as JS Global shall reasonably determine and as may be required by Law. The Parties will prepare, and SharkNinja TopCo will, to the extent required by applicable Law (and previously consented to in writing by JS Global), file with the Commission, any such documentation and any requisite no-action letters which JS Global determines are necessary or desirable to effectuate the Distribution, and the Parties shall use their respective reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable. The Parties shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements.

Section 3.2           Ancillary Agreements. On or prior to the Disposition Date, each of JS Global and SharkNinja shall enter into, and/or (where applicable) shall cause the applicable member or members of its respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

Section 3.3           Stock Exchange Listing Application.

(a)          Prior to the Disposition Date and subject to Section 3.1, the Parties shall prepare and file an application for the listing on the Stock Exchange of SharkNinja Ordinary Shares to be issued to the Spin Off Recipients in the Distribution (the “Stock Exchange Listing Application”).

(b)           Prior to the Disposition Date and subject to Section 3.1, the SharkNinja Group shall use reasonable best efforts to cause the Stock Exchange Listing Application to be approved by the Stock Exchange, subject to official notice of issuance.

Section 3.4            Governance.

(a)           Memorandum and Articles. On or prior to the Disposition Date, the Parties shall take all necessary action so that, as of the Disposition Date, SharkNinja TopCo will have adopted the Memorandum and Articles, substantially in the form filed by SharkNinja TopCo with the Commission as an exhibit to the relevant Distribution Disclosure Document.

(b)           Officers and Directors.

(i)           On or prior to the Disposition Date, the Parties shall take all necessary action (including providing written resignations, effective as of the Disposition Date) to cause:

(1)          the individuals identified as officers of SharkNinja TopCo in the relevant Distribution Disclosure Document to be officers of SharkNinja TopCo on or prior to the Disposition Date;

(2)          the individuals identified as directors of SharkNinja TopCo in the relevant Distribution Disclosure Document to be directors of SharkNinja TopCo on or prior to the Disposition Date;

(3)          Wang Xuning identified as the chairman of the board of directors of SharkNinja TopCo (the “Chairman”) in the relevant Distribution Disclosure Document to be the Chairman on or prior to the Disposition Date, and thereafter until such time as reflected in the Memorandum and Articles;

(4)          The resignation or removal of all employees and Affiliates of the JS Global Group that serve as directors and members of the board of directors, board of managers or similar governing body, officers and authorized signatories of SharkNinja, SharkNinja TopCo or any of their respective Subsidiaries, except as set forth on Schedule 3.4(b)(i)(4); provided that no Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Distribution Disclosure Document as a Person who is to hold such position or office following the Disposition Date; and

(5)          The resignation or removal of all employees and Affiliates of the SharkNinja Group that serve as directors and members of the board of directors, board of managers or similar governing body, officers and authorized signatories of JS Global or any of its Subsidiaries, except as set forth on Schedule 3.4(b)(i)(5); provided that no Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Distribution Disclosure Document as a Person who is to hold such position or office following the Disposition Date.

Section 3.5            Distribution Agent. JS Global shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution in furtherance of Section 4.2, Section 4.3 and Section 4.4.

Section 3.6            Transfer Agent. SharkNinja shall enter into a transfer agency agreement with the Transfer Agent.

Section 3.7            JS Global Shareholder Approval. JS Global shall take any and all actions necessary to duly call, give notice of, convene and hold a meeting of the JS Global Shareholders to seek the JS Global Shareholder Approval.

Section 3.8            SharkNinja Repurchase. If after the expiration of the Sell Down Period there remains an outstanding portion of SharkNinja Ordinary Shares of the Ineligible Persons held by the Trust which have not been sold through the Sell Down (the “Remaining Ineligible Person Shares”), then, within ten (10) Business Days following the Sell Down Period, SharkNinja TopCo shall repurchase with cash the Remaining Ineligible Person Shares from the Trust for an amount equal to (i) the average price per SharkNinja Ordinary Share sold in the Sell Down (before the deduction of relevant fees charged by the licensed brokers and their licensed partners assisting the Trust with the Sell Down, fees charged by the Trustee and the costs and expenses in connection with the formation of the Trust), multiplied by (ii) the number of Remaining Ineligible Person Shares.

ARTICLE IV

The Distribution

Section 4.1            Form of Distribution. JS Global will effect the Distribution as a pro rata distribution to the Spin Off Recipients.

Section 4.2            Manner of Distribution. Each Spin Off Recipient (other than JS Global or a member of the JS Global Group) will be entitled to receive one (1) SharkNinja Ordinary Share for every twenty-five (25) JS Global Ordinary Shares held by such Spin Off Recipient as of the Record Date. Prior to the Disposition Date, the JS Global Board, in accordance with applicable Law, shall establish (or designate a committee of the JS Global Board to establish) the Record Date for the Distribution and any appropriate procedures in connection with the Distribution.

Section 4.3            Distribution; Delivery of Shares.

(a)          On or prior to the Disposition Date, JS Global shall, or shall cause the applicable member of its Group to, execute and deliver an instrument of transfer and make the appropriate entries in the register of members of JS Global, or otherwise make available to the Distribution Agent, for the benefit of the Spin Off Recipients, such number of issued and outstanding SharkNinja Ordinary Shares as is necessary to effect the Distribution and provide to the Distribution Agent book-entry authorizations and any information required in order to complete the Distribution.

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(b)          On the Disposition Date, JS Global will direct the Distribution Agent to distribute, effective as of the Disposition Date, the SharkNinja Ordinary Shares being distributed in the Distribution for the account of the Spin Off Recipients that are entitled thereto pursuant to Section 4.2, a book-entry authorization representing the SharkNinja Ordinary Shares being distributed in the Distribution for the account of such Spin Off Recipients. All such SharkNinja Ordinary Shares to be so distributed shall be distributed by way of direct registration in book-entry form. No certificates therefor shall be distributed.

Section 4.4            No Fractional Shares. Notwithstanding anything herein to the contrary, no fractional SharkNinja Ordinary Shares shall be issued in connection with the Distribution, and any such fractional share interests to which a Spin Off Recipient would otherwise be entitled shall not entitle such Spin Off Recipient to vote or to any other rights as a shareholder of SharkNinja TopCo. In lieu of any such fractional shares, each Spin Off Recipient who, but for the provisions of this section, Section 4.1 and Section 4.2, would be entitled to receive a fractional share interest of SharkNinja Ordinary Shares pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. JS Global will direct the Distribution Agent to determine the number of whole and fractional SharkNinja Ordinary Shares allocable to each Spin Off Recipient, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Spin Off Recipient who otherwise would be entitled to receive fractional share interests and to distribute to each such Spin Off Recipient his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for any applicable withholding and transfer Taxes. The costs and expenses of such sale and distribution, including brokers fees and commissions will be paid by a member of the SharkNinja Group. The sales of fractional shares shall occur as soon after the Disposition Date as practicable and as determined by the Distribution Agent. None of JS Global, SharkNinja TopCo or the Distribution Agent shall guarantee any minimum sale price for the fractional SharkNinja Ordinary Shares. Neither JS Global nor SharkNinja shall pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of JS Global or SharkNinja TopCo.

Section 4.5            Conditions to Distribution. The obligation of JS Global to effect the Distribution pursuant to this Agreement shall be subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by JS Global, in its sole and absolute discretion, after consulting in good faith with SharkNinja and after reasonably considering the views of SharkNinja (which SharkNinja shall promptly provide in good faith), of the following conditions:

(a)          the Internal Reorganization shall have been completed substantially in accordance with the Separation Plan (other than any of such steps that are expressly contemplated to occur at or after the Distribution);

(b)          all Distribution Disclosure Documents filed in connection with the Distribution shall be effective under the Securities Act, no stop order relating to the Distribution Disclosure Documents will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the requisite information shall have been distributed to the JS Global Shareholders;

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(c)          the Stock Exchange shall have approved the Stock Exchange Listing Application, subject to official notice of issuance;

(d)          this agreement and each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(e)          the actions and filings with regard to state securities and “blue sky” Laws of states or other political subdivisions of the United States (and any comparable Laws under any foreign jurisdictions) described in Section 3.1(b) shall have been taken and, where applicable, have become effective or been accepted;

(f)          no order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be pending, issued or in effect, and no other event outside the control of the Parties shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution or any related transactions contemplated hereby, including the Internal Reorganization;

(g)          the JS Global Board shall have approved the Distribution and shall have not determined, in the sole and absolute judgment of the JS Global Board, that any events or developments shall have occurred that make it inadvisable to effect the Internal Reorganization, Distribution and other transactions contemplated by this Agreement or the Ancillary Agreements or would result in the Internal Reorganization, Distribution and other transactions contemplated by this Agreement or the Ancillary Agreements not being in the best interest of JS Global or the JS Global Shareholders; and

(h)          the JS Global Shareholder Approval shall have been obtained.

Section 4.6            Additional Matters.

(a)          No action by a Spin Off Recipient shall be necessary for JS Global to distribute the applicable number of SharkNinja Ordinary Shares such Spin Off Recipient (or such Spin Off Recipient’s designated transferee or transferees) is entitled to in the Distribution.

(b)          No member of the JS Global Group, SharkNinja Group or any of their respective Affiliates, will be liable to any Person in respect of any SharkNinja Ordinary Shares (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c)          JS Global may at any time and from time to time, in its sole and absolute discretion, until the completion of the Distribution abandon, modify or change any or all of the terms of the Internal Reorganization, the Distribution and other transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Internal Reorganization, Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements, after consulting in good faith with SharkNinja and after reasonably considering the views of SharkNinja (which SharkNinja shall promptly provide in good faith).

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(d)          SharkNinja shall cooperate with JS Global in all respects to accomplish the Internal Reorganization, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements. SharkNinja shall, at JS Global’s direction, promptly take any and all actions necessary or desirable to effect the Internal Reorganization, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements, after JS Global consults in good faith with SharkNinja and after JS Global reasonably considers the views of SharkNinja (which SharkNinja shall promptly provide in good faith). JS Global shall select, and SharkNinja shall cooperate in good faith to select, any investment bank(s), manager(s), underwriter(s) or dealer-manager(s) in connection with the Distribution, as applicable, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with the Distribution, as applicable, after JS Global consults in good faith with SharkNinja and after JS Global reasonably considers the views of SharkNinja (which SharkNinja shall promptly provide in good faith). SharkNinja and JS Global, as the case may be, will provide to the exchange agent all share certificates (to the extent certificated) or book-entry authorizations (to the extent not certificated) and any information required in order to complete the Distribution.

Section 4.7            Tax Withholding. The Parties shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement any Taxes required to be deducted and withheld under any provision of federal, state, local or foreign Tax Law. Upon becoming aware of any such withholding obligation, the Party so deducting and withholding shall provide reasonable advance notice of such withholding and shall reasonably cooperate with the Party in respect of which such deduction and withholding is made to eliminate or reduce any such required deduction or withholding.

ARTICLE V

CERTAIN COVENANTS

Section 5.1            Cooperation. From the Disposition Date until the date that is the fourth (4th) anniversary of the Disposition Date, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) reasonably assist the other Party in the orderly and efficient transition in becoming a separate company to the extent set forth in any of the Ancillary Agreements (as applicable) or as otherwise set forth herein (including, but not limited to, complying with Articles VII, VIII and X) and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to any of the Ancillary Agreements (as applicable) in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.

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Section 5.2            Retained Names.

(a)          No later than ninety (90) days following the Disposition Date, SharkNinja shall, and shall cause the members of the SharkNinja Group, to change their names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the JS Global Retained Names. Following the Disposition Date, unless otherwise directed by JS Global, SharkNinja TopCo shall, and shall cause the members of the SharkNinja Group, to (i) immediately cease to hold themselves out as having any affiliation with JS Global or any members of the JS Global Group, and (ii) as soon as practicable, but in no event later than sixty (60) days following the Disposition Date, cease to make any public-facing or publicly accessible use of any JS Global Retained Names (provided that these obligations shall not apply to inventory or other physical assets of printed materials of the SharkNinja Group existing as of the Disposition Date). In furtherance thereof, as soon as practicable but in no event later than six (6) months following the Disposition Date, SharkNinja TopCo shall, and shall cause the members of the SharkNinja Group to, remove, strike over, or otherwise obliterate all JS Global Retained Names from all public-facing or publicly accessible assets and other materials owned by or in the possession of any member of the SharkNinja Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and system. Any use by the members of the SharkNinja Group of any of the JS Global Retained Names as permitted in this Section 5.2(a) is subject to their use of the JS Global Retained Names in a form and manner, and with standards of quality, of that in effect for the JS Global Retained Names as of the Disposition Date. SharkNinja TopCo and the members of the SharkNinja Group shall not use the JS Global Retained Names in a manner that may reflect negatively on such name and marks or on JS Global or any member of the JS Global Group.

(b)          Subject to Section 5.2(c), no later than ninety (90) days following the Disposition Date, JS Global shall, and shall cause the members of the JS Global Group, to change their names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the SharkNinja Retained Names. Subject to Section 5.2(c), following the Disposition Date, unless otherwise directed by SharkNinja TopCo or its Subsidiaries, JS Global shall, and shall cause the members of the JS Global Group, to (i) immediately cease to hold themselves out as having any affiliation with SharkNinja or any members of the SharkNinja Group and (ii) as soon as practicable, but in no event later than sixty (60) days following the Disposition Date, cease to make any public-facing or publicly accessible use of any SharkNinja Retained Names (provided that these obligations shall not apply to inventory or other physical assets of printed materials of the JS Global Group existing as of the Disposition Date). Subject to Section 5.2(c), in furtherance thereof, as soon as practicable but in no event later than six (6) months following the Disposition Date, JS Global shall, and shall cause the members of the JS Global Group to, remove, strike over, or otherwise obliterate all SharkNinja Retained Names from all public-facing or publicly accessible assets and other materials owned by or in the possession of any member of the JS Global Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and system. Any use by the members of the JS Global Group of any of the SharkNinja Retained Names as permitted in this Section 5.2(b) is subject to their use of the SharkNinja Retained Names in a form and manner, and with standards of quality, of that in effect for the SharkNinja Retained Names as of the Disposition Date. JS Global and the members of the JS Global Group shall not use the SharkNinja Retained Names in a manner that may reflect negatively on such name and marks or on SharkNinja TopCo or any member of the SharkNinja Group.

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(c)          Notwithstanding anything to the contrary, the foregoing Sections 5.2(a) and (b) shall be without limitation to any rights to (i) the JS Global Retained Names or SharkNinja Retained Names expressly granted to the SharkNinja Group or JS Global Group, respectively, under an Ancillary Agreement, (ii) make use of such Trademarks in a manner that would constitute “fair use” under applicable Law if any unaffiliated Third Party made such use or would otherwise be legally permissible for any unaffiliated Third Party without the consent of the Party owning such Trademark, or (iii) make references in internal historical and tax records.

(d)          The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions of this Section 5.2 in any court having jurisdiction, and without posting any bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 5.3            No Hire and No Solicitation of Employees. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Disposition Date until twelve (12) months from the Disposition Date, none of JS Global, SharkNinja TopCo or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, agree to an employment, contractual or other relationship or otherwise hire, retain or employ any employee of any other Party’s respective Group. For and during the twelve (12) month period following the Disposition Date, none of JS Global, SharkNinja TopCo or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee of any other Party’s respective Group to leave his or her employment. Notwithstanding the foregoing, nothing in this Section 5.3 shall restrict or preclude JS Global, SharkNinja TopCo or any member of their respective Groups from soliciting or hiring during the twelve (12) month non-solicitation period referenced above (i), any employee who responds to a general solicitation or advertisement by a recruiter, whether in-house or external, that is not specifically targeted or focused on the employees employed by any other Party’s respective Group (and nothing shall prohibit such generalized searches for employees through various means, including, but not limited to, the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches); provided that the applicable Party has not encouraged or advised such firm to specifically approach any such employee; (ii) any employee whose employment has been terminated by the other Party’s respective Group after six (6) months from the date of termination of such employee’s employment; or (iii) any employee whose employment has been terminated by such employee after twelve (12) months from the date of termination of such employee’s employment.

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Section 5.4            Corporate Opportunities.

(a)          From and after the Disposition Date, each Party will, to the fullest extent permissible by applicable Law, in accordance with the Laws of the Cayman Islands, renounce any interest or expectancy of such Party, or in being offered an opportunity to participate in, any corporate opportunities of any member of the other Party that are presented to any member of the other Party or any of its directors, officers or employees.

(b)          For the purposes of this Section 5.4, “corporate opportunities” of a Group shall include, but not be limited to, business opportunities which either the JS Global Group or the SharkNinja Group, as applicable, is financially able to undertake, which are, from their nature, in the line of the JS Global Group’s or SharkNinja Group’s, as applicable, business, are of practical advantage to it and are ones in which the JS Global Group or the SharkNinja Group, as applicable, would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by the JS Global Group or the SharkNinja Group, as applicable, or its directors, officers or employees, the self-interest of the JS Global Group or the SharkNinja Group, as applicable, or any of its directors, officers or employees will or could be brought into conflict with that of the JS Global Group or SharkNinja Group, as applicable.

(c)          Notwithstanding anything in this Section 5.4, none of the obligations or restrictions contained in this Section 5.4 shall apply to Wang Xuning (so long as Wang Xuning remains (i) a direct or indirect Controlling Shareholder or (ii) a director, in each case, of the JS Global Group and the SharkNinja Group); provided, however, that Wang Xuning determines in good faith which corporate opportunities are most appropriate for the JS Global Group or the SharkNinja Group; provided, further, that nothing in this Section 5.4 shall relieve or exculpate, as applicable, Wang Xuning from any obligations or liabilities arising from or related to his fiduciary duties as a director of the JS Global Group and the SharkNinja Group, in each case, under applicable Law.

Section 5.5            Dividend. SharkNinja and SharkNinja TopCo agree that, on or prior to the Internal Reorganization Date, the applicable member (or members, as applicable) of the SharkNinja Group shall effect one or multiple distributions of immediately available funds to JS Global or one of its Subsidiaries in the aggregate amount of $[•] after reduction for any applicable U.S. federal withholding Taxes.

Section 5.6            Non-Assertion. Effective as of the Distribution Date, SharkNinja TopCo, on behalf of itself and the applicable members of the SharkNinja Group, hereby agrees not to assert (and shall cause its and their respective successors, assigns, licensees or other transferees not to assert) against the JS Global Group, its successors, assigns, manufacturers, licensees (of rights reasonably necessary for manufacturing products in connection with the portion of the JS Global Business described in Section 1.1(88)(i) hereof) or transferees any Manufacturing Intellectual Property with respect to its use in manufacturing products in connection with the portion of the JS Global Business described in Section 1.1(88)(i) hereof.

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ARTICLE VI

Financial and Other Covenants1

Section 6.1            Disclosure and Financial Controls. SharkNinja agrees that, until the Disposition Date:

(a)          Financial Controls. SharkNinja will, and will cause each other member of the SharkNinja Group to, maintain internal systems and procedures that will provide reasonable assurance that (i) the Financial Statements are reliable and timely prepared in accordance with IFRS and applicable Law, (ii) all transactions of members of the SharkNinja Group are recorded as necessary to permit the preparation of the Financial Statements, (iii) the receipts and expenditures of members of the SharkNinja Group are authorized at the appropriate level within SharkNinja, and (iv) unauthorized use or disposition of the assets of any member of the SharkNinja Group that could have a material effect on the Financial Statements is prevented or detected in a timely manner. It is understood and agreed that references in this Section 6.1(a) to reporting or other obligations of SharkNinja shall be deemed to assume, for purposes hereof, that SharkNinja is subject to the same rules and regulations as JS Global.

(b)          Fiscal Year. SharkNinja will, and will cause each member of the SharkNinja Group to, maintain a fiscal year and fiscal quarters that commence and end on the same calendar days as JS Global’s fiscal year and fiscal quarters commence and end, and maintain monthly accounting periods that commence and end on the same calendar days as JS Global’s monthly accounting periods commence and end.

(c)          Semi-Annual Financial Information. SharkNinja will deliver or make available to JS Global a consolidated income statement and balance sheet, or the information required to prepare a consolidated income statement and balance sheet, and supplemental data related to cash flows and other necessary disclosures, on a semi-annual basis, or through the Disposition Date, if earlier, in the same format and manner, with the same detail, in the same timeframe and otherwise consistent with past practices among SharkNinja and JS Global, as the SharkNinja Business delivered or made available such information to JS Global prior to the Disposition Date (such practices, the “Financial Delivery Practices”). SharkNinja will be responsible for reviewing its results and data and for informing JS Global promptly of any post-closing adjustments that come to its attention.

(d)          SharkNinja Semi-Annual Financial Statements. As soon as practicable, in accordance with the Financial Delivery Practices, and in any event on a semi-annual basis, SharkNinja will deliver to JS Global drafts of (i) the consolidated financial statements of the SharkNinja Group (and notes thereto) for each semi-annual fiscal period from the beginning of the current fiscal year (or the beginning of the current semi-annual period) to the end of the semi-annual period or the Disposition Date, if earlier, setting forth in each case in comparative form for each such semi-annual fiscal period of SharkNinja the consolidated figures (and notes thereto) for the corresponding periods of the previous semi-annual fiscal period and all in reasonable detail and prepared in accordance with IFRS, and (ii) a discussion and analysis by management of the SharkNinja Group’s financial condition and results of operations for such semi-annual fiscal period, including an explanation of any material period-to-period changes and any off-balance sheet transactions, all in reasonable detail. The information set forth in clauses (i) and (ii) above is referred to in this Agreement as the “SharkNinja Semi-Annual Financial Statements.”

[1]	Note to Draft: Article VI and reference to Article VI to be deleted if this Agreement is entered into substantially concurrently with the Distribution.

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(e)          Conformance with JS Global Financial Presentation. All information provided by any member of the SharkNinja Group to JS Global pursuant to Section 6.1(c) and Section 6.1(d) will be consistent in terms of format and detail and otherwise with JS Global’s policies with respect to the application of IFRS and practices in effect on the Disposition Date with respect to the provision of such financial information by such member of the SharkNinja Group to JS Global (and, where appropriate, as presently presented in financial reports to the JS Global Board), with such changes therein as may be requested by JS Global from time to time consistent with changes in such accounting principles and practices, including any changes in the interpretation or application of IFRS.

(f)          Budgets and Financial Projections. Prior to the Disposition Date, SharkNinja will, as promptly as practicable, deliver to JS Global copies of all annual budgets and financial projections (consistent in terms of format and detail with JS Global’s historical practices, except as mutually agreed upon by the Parties) relating to SharkNinja on a consolidated basis and will provide JS Global an opportunity to meet with management of SharkNinja to discuss such budgets and projections. In addition, to the extent requested by JS Global, SharkNinja will participate in JS Global’s annual strategic review planning and other similar meetings and processes in a manner consistent with past practices or with such changes as JS Global may reasonably request.

(g)          Press Releases and Similar Information. Prior to the Disposition Date, SharkNinja and JS Global will consult with each other as to the timing of their annual, semi-annual and quarterly earnings releases (as applicable) and any interim financial guidance for a current or future period and SharkNinja will give JS Global the opportunity to review and comment on such materials. JS Global and SharkNinja shall coordinate the timing of (i) their respective earnings release conference calls and (ii) their respective public earnings release issuance and filings with the Commission, in each case as directed by JS Global in its sole discretion. No later than one (1) Business Day prior to the time and date that SharkNinja intends to publish its regular annual, semi-annual or quarterly earnings release (as applicable) or any financial guidance for a current or future period, SharkNinja will deliver to JS Global copies of substantially final drafts of all related press releases and other statements to be made available by any member of the SharkNinja Group to employees of any member of the SharkNinja Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any member of the SharkNinja Group. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentence, SharkNinja will consult with JS Global regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the SharkNinja will deliver to JS Global copies of final drafts of all press releases and other public statements. SharkNinja shall obtain the written consent of JS Global prior to issuing, and JS Global shall have the right without needing SharkNinja’s consent to issue, any press releases or otherwise making public statements with respect to the Transactions or any of the other transactions contemplated hereby and in the Ancillary Agreements and prior to making any filings with any Governmental Entity with respect thereto.

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(h)          Cooperation on JS Global Filings. SharkNinja will reasonably cooperate, and cause SharkNinja Auditors to reasonably cooperate, with JS Global to the extent requested by JS Global in the preparation of JS Global’s public earnings or other press releases, quarterly reports, semi-annual and annual reports to shareholders, annual reports, any current reports and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by JS Global with The Stock Exchange of Hong Kong Limited, any national or international securities exchange or otherwise made publicly available (collectively, the “JS Global Public Filings”). SharkNinja agrees to provide to JS Global all information that JS Global requests in connection with any JS Global Public Filings or that, in the judgment of JS Global’s counsel, is required to be disclosed or incorporated by reference therein under any Law. SharkNinja will provide such information in a timely manner on the dates requested by JS Global (which may be earlier than the dates on which SharkNinja otherwise would be required hereunder to have such information available) to enable JS Global to prepare, print and release all JS Global Public Filings on such dates as JS Global will determine but in no event later than as required by applicable Law. SharkNinja will use its commercially reasonable efforts to cause SharkNinja Auditors to consent to any reference to them as experts in any JS Global Public Filings required under any Law. If and to the extent requested by JS Global, SharkNinja will diligently and promptly review all drafts of such JS Global Public Filings and prepare in a diligent and timely fashion any portion of such JS Global Public Filing pertaining to SharkNinja. Prior to any printing or public release of any JS Global Public Filing, an appropriate executive officer of SharkNinja will, if requested by JS Global, certify that the information relating to any member of the SharkNinja Group or the SharkNinja Business in such JS Global Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, SharkNinja will not publicly release any financial or other information which conflicts with the information with respect to any member of the SharkNinja Group or the SharkNinja Business that is included in any JS Global Public Filing without JS Global’s prior written consent. Prior to the release or filing thereof, JS Global will provide SharkNinja with a draft of any portion of a JS Global Public Filing containing information relating to the SharkNinja Group and will give SharkNinja an opportunity to review such information and comment thereon; provided that JS Global will determine in its sole and absolute discretion the final form and content of all JS Global Public Filings. For the avoidance of doubt, SharkNinja’s obligations under this Section 6.1(h) shall continue after the Disposition Date to the extent the applicable JS Global Public Filing is related to a period prior to the Disposition Date. For the avoidance of doubt, each Party’s obligations under this Section 6.1(h) shall continue after the Disposition Date to the extent the applicable release is related to a period prior to the Disposition Date.

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Section 6.2            Auditors and Audits; Annual Statements and Accounting. SharkNinja agrees that, until the Disposition Date, it shall comply with the following additional obligations:

(a)          Information Needed by JS Global. SharkNinja will provide to JS Global on a timely basis all information that JS Global requires to meet its schedule for the preparation, printing, filing and public dissemination of the JS Global’s semi-annual financial statements (the “JS Global Semi-Annual Financial Statements”) in accordance with Section 6.1(a) hereof and as required by applicable Law. Without limiting the generality of the foregoing, SharkNinja will provide all required financial information with respect to the SharkNinja Group to SharkNinja Auditors in a sufficient and reasonable time and in sufficient detail to permit SharkNinja Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to JS Global Auditors with respect to information to be included or contained in the JS Global Semi-Annual Financial Statements.

(b)          Access to SharkNinja Auditors. SharkNinja will authorize SharkNinja Auditors to make available to the JS Global Auditors both the personnel who performed, or are performing, the annual audit and quarterly reviews of SharkNinja and work papers related to the annual audit and quarterly reviews of SharkNinja, in all cases within a reasonable time prior to SharkNinja Auditors’ opinion date, so that the JS Global Auditors are able to perform the procedures they consider necessary to take responsibility for the work of SharkNinja Auditors as it relates to the JS Global Auditors’ report on JS Global’s statements, all within sufficient time to enable JS Global to meet its timetable for the printing, filing and public dissemination of the JS Global Semi-Annual Financial Statements.

(c)          Access to Records. SharkNinja will provide JS Global Auditors and JS Global’s other representatives, including JS Global’s internal auditors, with access to the SharkNinja Group’s books and records so that JS Global may conduct audits relating to the financial statements provided by SharkNinja under this Agreement as well as to the internal accounting controls and operations of the SharkNinja Group.

(d)          Operating Review Process. SharkNinja shall conduct its strategic and operational review process prior to the Disposition Date on a schedule that is consistent with that of JS Global’s.

(e)          Notice of Changes. Prior to the Disposition Date, SharkNinja will give JS Global as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, SharkNinja’s accounting estimates or accounting principles from those in effect on the Disposition Date. SharkNinja will consult with JS Global and, if requested by JS Global, SharkNinja will consult with the JS Global Auditors with respect thereto. SharkNinja will not make any such determination or changes without JS Global’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in JS Global’s financial statements.

(f)          Accounting Changes Requested by JS Global. Notwithstanding clause (e) above, SharkNinja will make any changes in its accounting practices or accounting principles, including any changes in the interpretation or application of IFRS, that are requested by JS Global in order for SharkNinja’s accounting practices and principles to be consistent with those of JS Global until the Disposition Date.

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(g)          Special Reports of Deficiencies or Violations. SharkNinja will report in reasonable detail to JS Global the following events or circumstances promptly (and in any event within forty-eight (48) hours) after any executive officer of SharkNinja or any member of the SharkNinja Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect SharkNinja’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SharkNinja’s internal controls over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any other material violation of Law (including any violation of law that an attorney representing any member of the SharkNinja Group has formally reported to any officers or directors of SharkNinja pursuant to the Commission’s attorney conduct rules (17 C.F.R. Part 205)).

Section 6.3            Other Covenants of SharkNinja. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, SharkNinja and SharkNinja TopCo hereby covenant and agree that, until the Disposition Date (except with respect to any obligations of SharkNinja TopCo or its Subsidiaries provided for in Section 6.3(c), which shall survive following the Disposition Date as applicable):

(a)          To the extent that JS Global is a party to any Contracts that provide that certain actions or inactions of JS Global Affiliates (which for purposes of such Contract include any member of the SharkNinja Group) may result in JS Global being in breach of or in default under such Contracts and JS Global has advised SharkNinja of the existence, and has furnished SharkNinja with copies, of such Contracts (or the relevant portions thereof), SharkNinja will not take or fail to take, as applicable, and SharkNinja will cause the other members of the SharkNinja Group not to take or fail to take, as applicable, any actions that reasonably could result in JS Global being in breach of or in default under any such Contract. The Parties acknowledge and agree that from time to time JS Global may in good faith enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of JS Global Subsidiaries or Affiliates (including, for purposes of this Section 6.3(a), members of the SharkNinja Group) may result in JS Global being in breach of or in default under such Contracts. In such event, provided JS Global has notified SharkNinja of such additional Contracts or amendments to existing Contracts, SharkNinja will not thereafter take or fail to take, as applicable, and SharkNinja will cause the other members of the SharkNinja Group not to take or fail to take, as applicable, any actions that reasonably could result in JS Global being in breach of or in default under any such additional Contracts or amendments to existing Contracts. JS Global acknowledges and agrees that SharkNinja will not be deemed in breach of this Section 6.3(a) to the extent that, prior to being notified by JS Global of an additional Contract or an amendment to an existing Contract pursuant to this Section 6.3(a), a SharkNinja Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 6.3(a) had such action(s) or inaction(s) occurred after such notification; provided that SharkNinja does not, after notification by JS Global, take any further action or fail to take any action that contributes further to such breach or default. SharkNinja agrees that any Information provided to it pursuant to this Section 6.3(a) will constitute Information that is subject to SharkNinja’s obligations under Article VIII.

(b)          Without the prior written consent of JS Global, no member of the SharkNinja Group shall enter into any Contract that purports to bind or impose any obligations or Liabilities (including, without limitation, any non-competition, exclusivity, non-solicitation or similar obligations) on any member of the JS Global Group (or any director, officer or employee of any member of the JS Global Group).

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(c)          For the duration of the Brand License Agreement, SharkNinja TopCo will, and will cause each other member of the SharkNinja Group to, not take any action directly or indirectly to (A) offer or pay, or authorize the offer or payment of, any money or anything of value, or (B) accept any payment referred to in clause (A), in each case, in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage;

Section 6.4            Other Covenants of JS Global. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, JS Global hereby covenants and agrees that, until the Disposition Date (except with respect to any obligations of JS Global or its Subsidiaries provided for in Section 6.4(c), which shall survive following the Disposition Date as applicable):

(a)          To the extent that SharkNinja is a party to any Contracts that provide that certain actions or inactions of SharkNinja Affiliates (which for purposes of such Contract include any member of the JS Global Group) may result in SharkNinja being in breach of or in default under such Contracts and SharkNinja has advised JS Global of the existence, and has furnished JS Global with copies, of such Contracts (or the relevant portions thereof), JS Global will not take or fail to take, as applicable, and JS Global will cause the other members of the JS Global Group not to take or fail to take, as applicable, any actions that reasonably could result in SharkNinja being in breach of or in default under any such Contract. The Parties acknowledge and agree that from time to time SharkNinja may in good faith enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of Affiliates (including, for purposes of this Section 6.4(a), members of the JS Global Group) may result in SharkNinja being in breach of or in default under such Contracts. In such event, provided SharkNinja has notified JS Global of such additional Contracts or amendments to existing Contracts, JS Global will not thereafter take or fail to take, as applicable, and JS Global will cause the other members of the JS Global Group not to take or fail to take, as applicable, any actions that reasonably could result in SharkNinja being in breach of or in default under any such additional Contracts or amendments to existing Contracts. SharkNinja acknowledges and agrees that JS Global will not be deemed in breach of this Section 6.4(a) to the extent that, prior to being notified by SharkNinja of an additional Contract or an amendment to an existing Contract pursuant to this Section 6.4(a), a JS Global Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 6.4(a) had such action(s) or inaction(s) occurred after such notification; provided that JS Global does not, after notification by SharkNinja, take any further action or fail to take any action that contributes further to such breach or default. JS Global agrees that any Information provided to it pursuant to this Section 6.4(a) will constitute Information that is subject to JS Global’s obligations under Article VIII.

(b)          Without the prior written consent of SharkNinja, no member of the JS Global Group shall enter into any Contract that purports to bind or impose any obligations or Liabilities (including, without limitation, any non-competition, exclusivity, non-solicitation or similar obligations) on any member of the SharkNinja Group (or any director, officer or employee of any member of the SharkNinja Group).

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(c)          For the duration of the Brand License Agreement, JS Global will, and will cause each other member of the JS Global Group to, not take any action directly or indirectly to (i) offer or pay, or authorize the offer or payment of, any money or anything of value, or (ii) accept any payment referred to in clause (i), in each case, in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage.

ARTICLE VII

Mutual release; INDEMNIFICATION

Section 7.1            Release of Pre-Disposition Date Claims.

(a)          Except (i) as provided in Section 7.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article VII:

(i)          JS Global, for itself and each member of the JS Global Group, its Affiliates as of the Disposition Date and, to the extent permitted by Law, all Persons who at any time prior to the Disposition Date were directors, officers, agents or employees of any member of the JS Global Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby (x) irrevocably but effective at the time of and conditioned upon the occurrence of the Distribution, and (y) at the time of the Disposition Date, remise, release and forever discharge SharkNinja, SharkNinja TopCo and the other members of the SharkNinja Group, their respective Affiliates and all Persons who at any time prior to the Disposition Date were shareholders, directors, officers, agents or employees of any member of the SharkNinja Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all JS Global Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Disposition Date, including in connection with the Internal Reorganization, the Internal Reorganization Contribution and the Internal Reorganization Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “JS Global Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the SharkNinja Group in respect of any JS Global Released Liabilities; provided, however, that nothing in this Section 7.1(a)(i) shall relieve any Person released in this Section 7.1(a)(i) who, after the Disposition Date, is a director, officer or employee of any member of the SharkNinja Group and is no longer a director, officer or employee of any member of the JS Global Group, from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the SharkNinja Group after the Disposition Date. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit JS Global, any member of the JS Global Group, or their respective Affiliates from commencing any Actions against any SharkNinja or SharkNinja TopCo (as applicable) officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Know-How of JS Global or its Affiliates or (ii) Liabilities arising out of, relating to or resulting from such Person’s gross negligence, willful misconduct or intentional criminal acts.

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(ii)          SharkNinja TopCo, for itself and each member of the SharkNinja Group, its Affiliates as of the Disposition Date and, to the extent permitted by Law, all Persons who at any time prior to the Disposition Date were directors, officers, agents or employees of any member of the SharkNinja Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby (x) irrevocably but effective at the time of and conditioned upon the occurrence of the Distribution, and (y) at the time of the Disposition Date, remise, release and forever discharge JS Global and the other members of the JS Global Group, its Affiliates and all Persons who at any time prior to the Disposition Date were shareholders, directors, officers, agents or employees of any member of the JS Global Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all SharkNinja Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Disposition Date, including in connection with the Internal Reorganization, the Internal Reorganization Contribution and the Internal Reorganization Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “SharkNinja Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the JS Global Group in respect of any SharkNinja Released Liabilities; provided, however, that nothing in this Section 7.1(a)(ii) shall relieve any Person released in this Section 7.1(a)(ii) who, after the Disposition Date, is a director, officer or employee of any member of the JS Global Group and is no longer a director, officer or employee of any member of the SharkNinja Group, from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the JS Global Group after the Disposition Date. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit SharkNinja, SharkNinja TopCo, any member of the SharkNinja Group, or their respective Affiliates from commencing any Actions against any JS Global officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Know-How of SharkNinja, SharkNinja TopCo or their respective Affiliates or (ii) Liabilities arising out of, relating to or resulting from such Person’s gross negligence, willful misconduct or intentional criminal acts.

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(b)          Nothing contained in this Agreement, including Section 7.1(a), Section 2.4(a) or Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement, any Continuing Arrangements or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Disposition Date. In addition, nothing contained in Section 7.1(a) shall release any person from:

(i)           any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to JS Global, any JS Global Liability and (B) with respect to SharkNinja or SharkNinja TopCo (as applicable), any SharkNinja Liability;

(ii)          any Liability provided for in or resulting from any other Contract or arrangement that is entered into after the Disposition Date between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iii)         any Liability with respect to any Continuing Arrangements; or

(iv)        any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VII and, if applicable, the appropriate provisions of the Ancillary Agreements; and any Liability the release of which would result in a release of any Person other than the Persons released in Section 7.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group, or any of their respective Affiliates to bring any Action against a Person released in Section 7.1(a) with respect to such Liability.

In addition, nothing contained in Section 7.1(a) shall release: (i) JS Global from indemnifying any director, officer or employee of the SharkNinja Group who was a director, officer or employee of JS Global or any of its Affiliates prior to the Disposition Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a SharkNinja Liability, SharkNinja TopCo shall indemnify JS Global for such Liability (including JS Global’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VII; and (ii) SharkNinja TopCo from indemnifying any director, officer or employee of the JS Global Group who was a director, officer or employee of SharkNinja TopCo or any of its Affiliates prior to the Disposition Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a JS Global Liability, JS Global shall indemnify SharkNinja TopCo for such Liability (including SharkNinja TopCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VII.

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(c)          Each Party shall not, and shall not permit any member of its Group to, make any (or fail to withdraw any previously existing) claim, demand or offset, or commence any (or fail to withdraw any previously existing) Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 7.1(a), with respect to any Liabilities released pursuant to Section 7.1(a).

(d)          Each of JS Global and SharkNinja TopCo, on behalf of itself and the members of its Group, hereby waives any claims, rights of termination and any other rights under any Continuing Arrangement related to or arising out of the Internal Reorganization, the Distribution (including with respect to any of “change of control” or similar provision or from any Party no longer being an Affiliate of the other Party, and agrees that any change in rights or obligations that would automatically be effective as a result thereof be deemed amended to no longer apply (and that Section 2.8 shall apply in respect of such amendments)).

(e)          If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 7.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (and/or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VII.

Section 7.2            Indemnification by JS Global. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Disposition Date, JS Global shall indemnify, defend and hold harmless the SharkNinja Indemnitees from and against any and all Indemnifiable Losses of the SharkNinja Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the JS Global Liabilities, including the failure of any member of the JS Global Group or any other Person to pay, perform or otherwise discharge any JS Global Liability in accordance with its respective terms, whether arising prior to, at or after the Disposition Date, (b) any JS Global Asset or JS Global Business, whether arising prior to, at or after the Disposition Date, (c) any breach by JS Global of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder or (d) any Liabilities of the SharkNinja Group under any of the agreements listed on Schedule 7.2.

Section 7.3            Indemnification by SharkNinja. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Disposition Date, SharkNinja TopCo shall and shall cause the other members of the SharkNinja Group to indemnify, defend and hold harmless the JS Global Indemnitees from and against any and all Indemnifiable Losses of the JS Global Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the SharkNinja Liabilities, including the failure of any member of the SharkNinja Group or any other Person to pay, perform or otherwise discharge any SharkNinja Liability in accordance with its respective terms, whether prior to, at or after the Disposition Date, (b) any SharkNinja Asset or SharkNinja Business, whether arising prior to, at or after the Disposition Date, (c) any breach by SharkNinja or SharkNinja TopCo of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder or (d) any Liabilities of the JS Global Group under any of the agreements listed on Schedule 7.3.

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Section 7.4            Procedures for Indemnification.

(a)          Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 7.4(b), each JS Global Indemnitee and SharkNinja Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article VII or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 7.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article IX.

(b)          Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim as promptly as practicable (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. For all purposes of this Section 7.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(151)(viii).

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(c)          Other than in the case of indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(b) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume and control the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 7.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees (after consultation in good faith with the applicable Indemnitees), within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (w) is an Action by a Governmental Entity, (x) involves an allegation of a criminal violation, (y) seeks injunctive relief against the Indemnitee (except where such relief is merely incidental to a primary claim or claims for monetary damages) or (z) upon petition by the Indemnitee, an appropriate court of competent jurisdiction rules that the Indemnifying Party is failing to defend such Third Party Claim with reasonable vigor. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event a conflict of interest exists that would make it inappropriate in the reasonable judgment of the Indemnifying Party’s external counsel for the same counsel to represent both the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief (except where such relief is merely incidental to a primary claim or claims for monetary damages) which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter. Subject to Section 7.4(e), the Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to this Section 7.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article VII shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

(d)          If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in this Section 7.4, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in Section 7.4(c), it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e)          In the case of a Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

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(f)          Except as otherwise set forth in Section 8.6 and Section 9.3, or to the extent set forth in any Ancillary Agreement, absent fraud by an Indemnifying Party, the indemnification provisions of this Article VII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VII against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article VII shall be resolved in accordance with Article IX.

(g)          Each Party hereby covenants and agrees that none of it, its Subsidiaries or any Person claiming through it shall bring an Action or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (i) the assumption of any SharkNinja Liabilities by the SharkNinja or a member of the SharkNinja Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (ii) the retention of any JS Global Liabilities by JS Global or any member of the JS Global Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (iii) the provisions of this Article VII are void or unenforceable for any reason.

(h)          Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 7.4, the terms of the Ancillary Agreement will govern.

(i)          The provisions of this Article VII shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 7.4 to give a notice with respect to any Third Party Claim that exists as of the Disposition Date. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly JS Global Liabilities and partly SharkNinja Liabilities. Notwithstanding anything contained herein to the contrary, the allocation of any such Liabilities for Actions (i) pending or asserted prior to the date of this Agreement shall be allocated in the sole discretion of JS Global, and (ii) brought or asserted after the date of this Agreement shall be resolved pursuant to the procedures set forth in Article IX. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party Claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

Section 7.5            Cooperation in Defense and Settlement.

(a)          With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 7.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 7.4.

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(b)          Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against a Party relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar laws, where the facts and circumstances giving rise to the Action occurred prior to the Disposition Date or (ii) where the resolution of such Action by order, judgment, settlement or otherwise, could include any condition, limitation or other stipulation that could, in the reasonable judgment of a Party, adversely impact the conduct of such Party’s Businesses, such Party shall have, at such Party’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by the other Party to any Third Party involved in such Action (including any Governmental Entity), to the extent that the Party’s participation does not affect any privilege in a material and adverse manner; provided that to the extent that any such action requires the submission by the other Party of any content relating to any current or former officer or director of such Party, such content will only be submitted in a form approved by such Party in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed). (I) With regard to the matters specified in the preceding clauses (i) and (ii), JS Global shall have a right to consent to any compromise or settlement related thereto by any member of the SharkNinja Group to the extent that the effect on any member of the JS Global Group would reasonably be expected to result in a material adverse effect on the financial condition or results of operations of JS Global and its Subsidiaries at such time or the JS Global Business conducted thereby at such time, taken as a whole, and such material adverse effect would reasonably be expected to be greater with respect to the JS Global Group, taken as a whole, than the effect on the SharkNinja Group, taken as a whole and (II) with regard to the matters specified in the preceding clauses (i) and (ii), SharkNinja TopCo shall have a right to consent to any compromise or settlement related thereto by any member of the JS Global Group to the extent that the effect on any member of the JS Global Group would reasonably be expected to result in a material adverse effect on the financial condition or results of operations of the SharkNinja Group, at such time or the SharkNinja Business conducted thereby at such time, taken as a whole, and such material adverse effect would reasonably be expected to be greater with respect to the SharkNinja Group, taken as a whole, than the effect on the JS Global Group, taken as a whole.

(c)          Notwithstanding anything to the contrary in this Agreement, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Entity by either Party or a member of its Group (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Disposition Date, the other Party shall have, at its own cost and expense, the reasonable opportunity to consult, advise and comment on the preparation and content of any such Governmental Filing in advance of its submission to a Governmental Entity, and such Party shall in good faith consider and take into account any comments so provided by the other Party with respect to such Governmental Filing.

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(d)          Each of JS Global and SharkNinja TopCo agrees that at all times from and after the Disposition Date, if an Action is commenced by a Third Party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable (including using commercially reasonable efforts to petition the applicable court to remove such Party (or member of its Group or their respective then-Affiliates) as a defendant to the extent such Action relates solely to Assets or Liabilities that another Party (or Group) has been allocated pursuant to this Agreement). In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant, if reasonably practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, management of the Action shall be determined as set forth in this Article VII.

Section 7.6            Indemnification Payments. Indemnification required by this Article VII shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred. The applicable Indemnitee shall deliver to the Indemnifying Party, upon request, reasonably satisfactory documentation setting forth the basis for the amount of such payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds or Third Party Proceeds that actually reduce the amount of such Indemnifiable Losses; provided that the delivery of such documentation shall not be a condition to the payments described in the first sentence of this Section 7.6, but the failure to deliver such documentation may be the basis for the Indemnifying Party to contest whether the applicable Indemnifiable Loss or Liability was incurred by the applicable Indemnitee.

Section 7.7            Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)          Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article VII shall be calculated net of (i) Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time); (ii) any proceeds actually received by the Indemnitee from any unaffiliated Third Party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”); and (iii) any Tax benefits actually realized by the Indemnitee in the taxable year in which the indemnification payment is made or immediately following such taxable year, in each case to the extent that such Tax benefits arise from the incurrence or payment of such Indemnifiable Loss. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VII to any Indemnitee pursuant to this Article VII shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered, or any Tax benefits actually realized in the taxable period specified above, by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, or actually realizes a Tax benefit in the taxable period specified above that would have reduced the Indemnity Payment, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds, Third Party Proceeds or Tax benefits had been received, realized or recovered before the Indemnity Payment was made (net of all out-of-pocket expenses (including Taxes)) of such Indemnitee and without interest (other than any interest paid by the relevant Governmental Authority with respect to any such Tax benefits in the form of Tax refunds). Such Indemnifying Party, upon the request of such Indemnitee, shall repay to such Indemnitee the amount paid over pursuant to this Section 7.7(a) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Indemnitee is required to repay such Tax benefits to such Governmental Authority. Notwithstanding anything to the contrary in this Section 7.7(a), in no event will the Indemnitee be required to pay any amount to an Indemnifying Party pursuant to this Section 7.7(a) the payment of which would place the Indemnitee in a less favorable net after-Tax position than the Indemnitee would have been in if the Indemnity Payment had never been made by the Indemnifying Party.

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(b)          Any Indemnity Payment shall be increased as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment, the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(c)          The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VII. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

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Section 7.8            Contribution. If the indemnification provided for in this Article VII is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 7.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 7.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of SharkNinja TopCo and each other member of the SharkNinja Group, on the one hand, and JS Global and each other member of the JS Global Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in the Distribution Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the SharkNinja Business of a member of the SharkNinja Group, on the one hand, or the JS Global Business or a member of the JS Global Group, on the other hand.

Section 7.9            Additional Matters; Survival of Indemnities.

(a)          The indemnity agreements contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article VII shall survive the Internal Reorganization, the Internal Reorganization Contribution and the Internal Reorganization Distribution.

(b)          The rights and obligations of any member of the JS Global Group or any member of the SharkNinja Group, in each case, under this Article VII shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities (unless the Third Party acquiror assumes such obligations) and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries, in each case, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.

(c)          No Party hereto shall have any right to set off any losses (including Indemnifiable Losses) under this Article VII against any payments to be made by such Party pursuant to this Agreement or any other agreement between or among the Parties, including any Ancillary Agreements.

ARTICLE VIII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1            Preservation of Corporate Records.

(a)          Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing (or causing to be provided) Records or access to Information to another Party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.

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(b)          Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 8.2, each Party shall, and shall cause the other members of its Group (and any of their successors and assigns) to, use its commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of the Party or such other member of such Party’s Group, respectively, as in effect immediately prior to the Disposition Date, including, without limitation, pursuant to any “litigation hold” issued by such Party or any of its Subsidiaries prior to the Disposition Date, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the JS Global Group or the SharkNinja Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the JS Global Group or the SharkNinja Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Disposition Date, clause (iii) of this sentence applies only to the extent that whichever member of the JS Global Group or the SharkNinja Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “litigation hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from the other that certain Information relating to the SharkNinja Business, the JS Global Businesses or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

(c)          The Parties intend, and acknowledge that each member of its respective Group intends, that any Transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable Privilege.

Section 8.2            Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VII (in which event the provisions of such Article VII shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information:

(a)          After the Disposition Date, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, SharkNinja TopCo for specific and identified Information:

(i)          that (x) relates to SharkNinja, SharkNinja TopCo or the SharkNinja Business, as the case may be, prior to the Disposition Date or (y) is necessary for SharkNinja TopCo to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which JS Global and/or SharkNinja TopCo (or any members of their respective Groups) are parties, JS Global shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SharkNinja TopCo has a reasonable need for such originals) in the possession or control of JS Global or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of SharkNinja TopCo;

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(ii)          that (x) is required by SharkNinja TopCo with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on SharkNinja TopCo (including under applicable securities laws) by a Governmental Entity having jurisdiction over SharkNinja TopCo, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, JS Global shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SharkNinja TopCo has a reasonable need for such originals) in the possession or control of JS Global or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of SharkNinja TopCo;

provided that, to the extent any originals are delivered to SharkNinja TopCo pursuant to this Agreement or the Ancillary Agreements, SharkNinja TopCo shall, at its own expense, return them to JS Global within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the sixth (6th) anniversary of the date of this Agreement; provided, further, that, in the event that JS Global, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Article VI) would violate any Law or Contract with a Third Party or waive any Privilege, JS Global shall not be obligated to provide such Information requested by SharkNinja TopCo.

(b)          After the Disposition Date, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, JS Global for specific and identified Information:

(i)          that (x) relates to JS Global or the JS Global Business, as the case may be, prior to the Disposition Date or (y) is necessary for JS Global to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which JS Global and/or SharkNinja TopCo are parties, SharkNinja TopCo (or a member of its Group) shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if JS Global has a reasonable need for such originals) in the possession or control of the SharkNinja Group or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of JS Global;

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(ii)          that (x) is required by JS Global with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on JS Global (including under applicable securities laws) by a Governmental Entity having jurisdiction over JS Global, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, SharkNinja TopCo (or a member of its Group) shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if JS Global has a reasonable need for such originals) in the possession or control of the SharkNinja Group or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of JS Global; provided that, to the extent any originals are delivered to JS Global pursuant to this Agreement or the Ancillary Agreements, JS Global shall, at its own expense, return them to SharkNinja TopCo within a reasonable time after the need to retain such originals has ceased.

provided that, to the extent any originals are delivered to JS Global pursuant to this Agreement or the Ancillary Agreements, JS Global shall, at its own expense, return them to SharkNinja TopCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the sixth (6th) anniversary of the date of this Agreement; provided, further, that, in the event that SharkNinja TopCo, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Article VI) would violate any Law or Contract with a Third Party or waive any Privilege, SharkNinja TopCo shall not be obligated to provide such Information requested by JS Global.

(c)          Each of JS Global and SharkNinja TopCo shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VIII or Article VI of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

Section 8.3            Disposition of Information.

(a)          Each Party, on behalf of itself and each other member of its Group, acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Distribution may include Information owned by another Party or a member of another Party’s Group and not related to (i) it or its Business or (ii) any Ancillary Agreement to which it or any member of its Group is a Party.

(b)          Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees, on behalf of itself and each other member of its Group, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and (ii) subject to Section 8.1, to use commercially reasonable efforts to within a reasonable time (1) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs) or (2) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information; provided that, each Party shall, and shall cause each other member of its Group to, provide reasonable advance notice to each other Party prior to taking any action described in this Section 8.3(b) with respect to any Information related to the matters set forth on Schedule 8.3; provided, further, that no Party shall be in breach of limb (ii) of this Section 8.3(b) if such Party does not have knowledge that certain Information is within its possession, custody or control.

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Section 8.4            Witness Services. At all times from and after the Disposition Date, each of JS Global and SharkNinja TopCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ directors, officers, employees and agents (taking into account the business demands of such individuals) as witnesses (in the presence of counsel for such officer, director, employee or agent, if any, and, if requested by the providing Group, counsel or other representatives designated by the providing Group) to the extent that (i) such Persons may reasonably be required to testify, or the testimony of such Persons would reasonably be expected to be beneficial to the requesting Party (or any member of its Group) in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 8.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 8.5            Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 8.6            Confidentiality; Non-Use.

(a)          Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, each of JS Global and SharkNinja TopCo shall hold, and shall cause their respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence at a standard of care no less than that used for its own Confidential Information (and in any event no less than a reasonable standard of care), (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information to the extent concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) to the extent required in connection with any legal or other proceeding by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) or in respect of claims by one Party against the other Party (or member of such other Party’s Group) brought in a proceeding, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic or financing transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii), (iii), or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party (and/or any applicable member of its Group) a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

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(b)          Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party while such Party and/or members of its Group were part of the JS Global Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective directors, officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such Third Party Agreements entered into prior to the Disposition Date, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c)          Notwithstanding anything to the contrary set forth herein, and except as otherwise provided in the Ancillary Agreement, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to such Party’s confidential and proprietary information of a similar value and nature and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect.

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(d)          Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Disposition Date may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the SharkNinja Business (in the case of the SharkNinja Group) or the JS Global Business (in the case of the JS Global Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement, and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided, further, that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 8.6(a).

(e)          The Parties agree that irreparable damage may occur in the event that the provisions of this Section 8.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions of this Section 8.6 hereof in any court having jurisdiction, and without posting any bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

(f)          For the avoidance of doubt and notwithstanding any other provision of this Section 8.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 8.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

(g)          For the avoidance of doubt and notwithstanding any other provision of this Section 8.6, and except as and to the extent expressly provided in an applicable Ancillary Agreement or other Contract between the Parties or their respective Affiliates, following the Disposition Date, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each Party or its Affiliates that is shared or disclosed with the other Party or its Affiliates, whether or not such Confidential Information is shared pursuant to this Agreement, any Ancillary Agreement or otherwise.

Section 8.7            Privilege Matters.

(a)          Pre-Disposition Date Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Disposition Date have been and will be rendered for the collective benefit of each of the members of the JS Global Group and the SharkNinja Group, and that each of the members of the JS Global Group and the SharkNinja Group are or shall jointly be the client with respect to such pre-Disposition Date services for the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine (each a “Privilege”). The Parties irrevocably acknowledge and agree that any Information of the Parties subject to a Privilege (“Privileged Information”) that relates to such pre-Disposition Date services shall be shared jointly between the Parties. For the avoidance of doubt, Privileged Information within the scope of this Section 8.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

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(b)          Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Disposition Date to each of JS Global and SharkNinja TopCo. The Parties further recognize that certain of such post-Distribution services will be rendered solely for the benefit of JS Global or SharkNinja TopCo, as the case may be, while other such post-Distribution services may be rendered for the joint benefit of both JS Global and SharkNinja TopCo. With respect to such post-Distribution services and related Privileged Information, the Parties irrevocably acknowledge and agree as follows:

(i)          All Privileged Information arising out of or relating to any claims, proceedings, litigation, disputes or other matters in which both JS Global and SharkNinja TopCo are adverse to a Third Party shall be subject to a shared Privilege among JS Global and SharkNinja TopCo unless expressly agreed otherwise by the Parties in writing;

(ii)          Except as otherwise provided in Section 8.7(b)(i), Privileged Information relating to post-Distribution services provided solely to one of JS Global or SharkNinja TopCo shall not be deemed shared between the Parties;

(iii)          Except as otherwise provided in Sections 8.7(a), 8.7(c) and 8.7(b)(i), SharkNinja TopCo shall own the Privileges and be entitled to control, in perpetuity, the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the SharkNinja Business, whether or not the Privileged Information is in the possession of or under the control of any member of the SharkNinja Group or JS Global Group. Except as otherwise provided in Sections 8.7(a), 8.7(c) and 8.7(b)(i), SharkNinja TopCo shall also own all Privileges and be entitled to control, in perpetuity, the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting SharkNinja Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the SharkNinja Group, whether or not the Privileged Information is in the possession of or under the control of any member of the SharkNinja Group or JS Global Group; and

(iv)          Except as otherwise provided in Sections 8.7(a), 8.7(c) and 8.7(b)(i), JS Global shall own the Privileges and be entitled to control, in perpetuity, the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the JS Global Business, whether or not the Privileged Information is in the possession of or under the control of any member of the SharkNinja Group or JS Global Group. Except as otherwise provided in Sections 8.7(a), 8.7(c) and 8.7(b)(i), JS Global shall also own all Privileges and be entitled to control, in perpetuity, the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting JS Global Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by any member of the JS Global Group, whether or not the Privileged Information is in the possession of or under the control of any member of the SharkNinja Group or JS Global Group.

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(c)          Each Party, on behalf of itself and each other member of its Group, irrevocably acknowledges and agrees that (x) the Parties shall have a shared Privilege for all Privileged Information relating to Collective Benefit Services except to the extent expressly allocated pursuant to the terms of Section 8.7(a) or Section 8.7(b), and (y) all Privileges relating to any claims, proceedings, litigation, disputes or other matters which involve a member of each Group in respect of which members of both the JS Global Group and the SharkNinja Group retains any responsibility or Liability under this Agreement, shall be subject to a shared Privilege among them.

(i)           No Party (or any member of its Group) may waive any Privilege that such Party could assert under any applicable Law with respect to Privileged Information in which any other Party (or member of its Group) has a shared Privilege, without the consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within fifteen (15) days after written notice upon the other Party requesting such consent.

(ii)          In the event of any Action or Dispute (i) involving a Third Party or (ii) solely between or among the Parties (or any members of their respective Groups), if a Dispute arises between or among the Parties (or members of their respective Groups) regarding whether a Privilege should be waived to protect or advance the interest of any Party or its Group, each Party agrees that it shall, and shall cause each other member of its Group to, negotiate the potential waiver of such Privilege in good faith, and shall not, and shall cause each other member of its Group not to, unreasonably withhold consent to any request for waiver by the other Party. Each Party agrees that it shall not, and shall cause each other member of its Group to not, withhold consent to waiver for any purpose except in good faith and to protect its (or its Group’s) own legitimate business interests and, to the extent the Parties agree to waive such Privilege, the requesting Party shall use commercially reasonable efforts to minimize any prejudice to the rights of the other Party (or members of its Group).

(iii)         Upon receipt by any Party or any other member of its Group of any Third Party subpoena, request for discovery or other request which, upon a good faith reading, may reasonably be expected to result in the production or disclosure of Information subject to a shared Privilege or a Privilege owned by the other Party (or a member of its Group), such Party shall promptly notify the other Party of the existence of the subpoena or request and shall provide the other Party (and the relevant members of its Group) a reasonable opportunity to review the Information and to assert any rights it may have under this Section 8.7 or otherwise to prevent, restrict or otherwise limit the production or disclosure of such Privileged Information.

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(d)          The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of JS Global or SharkNinja TopCo as set forth in Section 8.6 and this Section 8.7, to maintain the confidentiality of Privileged Information (regardless of whether or not the Privileged Information of one Party or a member of its Group is in the possession of or under the control of the other Party or a member of its Group) and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Section 7.5, Section 8.1, Section 8.2 and Article VI, the agreement to provide witnesses and individuals pursuant to Section 7.5 and Section 8.4, the furnishing of notices and documents and other cooperative efforts contemplated by Section 7.5, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 8.8            Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VIII shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 8.9            Personal Data.

(a)          The Parties acknowledge that (i) JS Global is a Data Controller with respect to the Processing of the JS Global Personal Data prior to and after the Disposition Date, (ii) JS Global and SharkNinja are separate Data Controllers with respect to the Processing of SharkNinja Personal Data prior to the Disposition Date, and (iii) SharkNinja TopCo is a Data Controller with respect to the Processing of the SharkNinja Personal Data from and after the Disposition Date. As such, from and after the Disposition Date, SharkNinja TopCo and JS Global, respectively, shall comply with the requirements of Data Protection Laws applicable to Data Controllers in connection with the SharkNinja Personal Data (with respect to SharkNinja TopCo as Data Controller) and the JS Global Personal Data (with respect to JS Global as Data Controller) and this Agreement.

(b)          Both Parties shall cooperate to ensure that their Processing of Personal Data hereunder does and will comply with all applicable Data Protection Laws and take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Data Protection Laws. Nothing in this Section 8.9 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Data Protection Laws.

Section 8.10         Other Agreements. The rights and obligations granted under this Article VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

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ARTICLE IX

DISPUTE RESOLUTION

Section 9.1            Negotiation. In the event of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), the legal counsels of the Parties (or such other individuals designated by the respective legal counsels) and/or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Dispute; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed sixty (60) days (the “Negotiation Period”) from the time of receipt by a Party of written notice of such Dispute (“Dispute Notice”) and settlement of such Dispute pursuant to this Section 9.1 shall be confidential, and no written or oral statements or offers made by the Parties during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings, including any arbitration proceeding pursuant to Section 9.2; provided, further, that in the event of any arbitration in accordance with Section 9.2 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.

Section 9.2            Arbitration. If the Dispute has not been resolved for any reason after the Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(a)          The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the Rules, and the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one days (21) after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules.

(b)          The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c)          For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

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(d)          Without derogating from Section 9.2(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 9.3 below. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that: (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction; and (iii) either Party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to a court of competent jurisdiction.

(e)          The Arbitral Tribunal (and, if applicable, Emergency Arbitrator) shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief; provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award punitive, exemplary or treble damages.

(f)          The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit.

(g)          Arbitration under this Article IX shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

(h)          EACH OF JS GLOBAL, SHARKNINJA TOPCO AND SHARKNINJA HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF JS GLOBAL, SHARKNINJA TOPCO AND SHARKNINJA CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY TO THIS AGREEMENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF JS GLOBAL, SHARKNINJA TOPCO AND SHARKNINJA UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF JS GLOBAL, SHARKNINJA TOPCO AND SHARKNINJA MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF JS GLOBAL, SHARKNINJA TOPCO AND SHARKNINJA HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2.

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Section 9.3            Specific Performance. From and after the Disposition Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article IX (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Disposition Date, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 9.4            Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 9.4 (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any Third Party to such sealing, and shall give the other Party immediate notice of such challenge.

Section 9.5            Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute resolution.

Section 9.6            Consolidation. The arbitrators may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

ARTICLE X

INSURANCE

Section 10.1          Insurance Matters.

(a)          SharkNinja TopCo acknowledges and agrees that, from and after the Disposition Date, neither SharkNinja TopCo nor any member of the SharkNinja Group (except the Internal Reorganization Distributed SharkNinja Assets) shall have any rights to or under any Policies of JS Global, including the Company Policies, other than (x) any insurance policies acquired prior to the Disposition Date directly by and in the name of SharkNinja TopCo or a member of the SharkNinja Group and that provide coverage solely for one or more members of the SharkNinja Group, or (y) as expressly provided in Section 7.7 or this Article X.

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(b)            JS Global acknowledges and agrees that, from and after the Disposition Date, neither JS Global nor any member of the JS Global shall have any rights to or under any Policies of SharkNinja TopCo, other than (x) any insurance policies acquired prior to the Disposition Date directly by and in the name of JS Global or a member of the JS Global Group and that provide coverage solely for one or more members of the JS Global Group, or (y) as expressly provided in Section 7.7 or this Article X.

(c)            At the Disposition Date, the SharkNinja Group and the JS Global Group shall both have in effect all insurance programs required to comply with their respective statutory obligations.

ARTICLE XI

MISCELLANEOUS

Section 11.1            Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any provisions relating to the Transfer of Assets to, or the Assumption of Liabilities by, a Party or a member of its Group, the Internal Reorganization, the Distribution, the covenants and obligations set forth in Article V, [Article VI]2, Article IX and Article X or the application of Article XI to the terms of this Agreement (or, in each case, any indemnification rights pursuant to this Agreement in respect thereof and/or any other remedies pursuant to this Agreement in respect of any breach of any covenant or obligation under this Agreement)) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties or their Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments.

[2]	Note to Draft: Article VI and reference to Article VI to be deleted if this Agreement is entered into substantially concurrently with the Distribution.

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Section 11.2            Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 11.3            Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 11.4            Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Disposition Date and remain in full force and effect in accordance with their applicable terms.

Section 11.5            Expenses.

(a)            Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred at or prior to the Disposition Date by any member of the JS Global Group or the SharkNinja Group in connection with, or as required by, the preparation, execution, delivery and implementation of this Agreement, any Ancillary Agreement and the Distribution Disclosure Documents and the consummation of the Internal Reorganization, the Internal Reorganization Contribution and the Internal Reorganization Distribution (the “Transaction-related Expenses”) shall be borne and paid by SharkNinja TopCo; provided that notwithstanding anything herein to the contrary, all costs and expenses incurred with respect to the services listed on Schedule 11.5(a) shall not be deemed Transaction-related Expenses and shall be borne and paid by JS Global.

(b)            Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, following the Disposition Date, each Party shall be responsible for any out-of-pocket fees and expenses incurred following the Disposition Date by such Party in connection with, or as required by, the preparation, execution, delivery, implementation and performance of this Agreement, any Ancillary Agreement and, solely in respect of the SharkNinja Group, the Distribution Disclosure Documents; provided that notwithstanding anything herein to the contrary, all costs and expenses incurred with respect to the item(s) listed on Schedule 11.5(b).

(c)            Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, (i) any costs and expenses incurred at or prior to the Disposition Date in obtaining any Consents or novation from a Third Party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Internal Reorganization, the Internal Reorganization Contribution or the Internal Reorganization Distribution shall be borne by SharkNinja TopCo and (ii) any costs and expenses incurred after the Disposition Date in obtaining any Consents or novation from a Third Party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Internal Reorganization, the Internal Reorganization Contribution or the Internal Reorganization Distribution shall be borne the Party or its Subsidiary to which such Contract is being assigned.

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(d)            Except as set forth in Section 11.5(b), with respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.8, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 6.1 or Section 6.2, the requesting Party shall be responsible for the other Party’s fees, costs and expenses.

Section 11.6            Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email (provided no “error” message or other notification of non-delivery is received by the sender of any such email; followed by delivery of an original via overnight courier service) or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):

To JS Global:

JS Global Lifestyle Co. Ltd.
[•]
Attn: [•]
Email: [•]

with a copy (which shall not constitute notice) to:

Clifford Chance LLP
[•]
[•]
Attn: [•]
Email: [•]

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To SharkNinja TopCo or SharkNinja:

SharkNinja, Inc.
[•]
[•]
Attn: [•]
Email: [•]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
[•]
[•]
Attn: [•]
Email: [•]

Section 11.7            Waivers; Consents. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent or approval required or permitted to be given by a Party to any other Party or its Affiliates under this Agreement shall be in the sole and absolute discretion of the Party giving, conditioning or denying such consent or approval (unless a different standard is expressly set forth herein therefor), shall only be effective if given in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 11.8            Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (a) an Affiliate of any Party or (b) a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties; provided, however, that in the case of each of the preceding clauses (a) and (b), no assignment permitted by this Section 11.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 11.9            Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 11.10          Termination and Amendment. This Agreement may be terminated, modified or amended at any time prior to the Distribution by and in the sole discretion of JS Global without the written consent of SharkNinja or the JS Global Shareholders, and in the event of such termination, no Party shall have any liability of any kind to the other Parties or any other Person under this Agreement. After the Distribution, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by JS Global and SharkNinja TopCo.

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Section 11.11        Payment Terms.

(a)          Except as set forth in Article VII or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Parties (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)          Except as set forth in Article VII or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)          Without the consent of the Party or Parties receiving any payment under this Agreement specifying otherwise, all payments to be made by any Party under this Agreement shall be made in U.S. Dollars. Except as expressly provided herein, any amount which is not expressed in U.S. Dollars shall be converted into U.S. Dollars by using the exchange rate published on Bloomberg at 5:00 p.m. Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than U.S. Dollars, the amount of such payment shall be converted into U.S. Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 11.12       No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is a breach or, in the case where a Party acts in concert with any Person who takes such action, would be a breach of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Article VII).

Section 11.13       Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Disposition Date, to the extent such Subsidiary remains a Subsidiary of the applicable Party; provided that, for the avoidance of doubt, except as provided in Section 5.3 or Section 5.4, nothing herein shall prevent any member of the Joyoung Group from conducting its business in the ordinary course in compliance with applicable Laws and the rules of the competent Governmental Entities and stock exchange.

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Section 11.14       Third Party Beneficiaries. Except (i) as provided in Article VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 11.15       Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.16       Exhibits and Schedules.

(a)          The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the JS Global Group or the SharkNinja Group or any of their respective Affiliates to any Third Party, nor, with respect to any Third Party, an admission against the interests of any member of the JS Global Group or the SharkNinja Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b)          Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Disposition Date.

Section 11.17       Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 11.18       Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.19       Public Announcements. From and after the Disposition Date, JS Global and SharkNinja TopCo shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange; (b) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document; or (c) as may pertain to disputes between one Party or any member of its Group, on one hand, and the other Party or any member of its Group, on the other hand.

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Section 11.20       No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 7.2; Section 7.3; and Section 7.4).

Section 11.21       Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement by: (i) SharkNinja to JS Global shall be treated for all Tax purposes as a distribution by SharkNinja to JS Global with respect to shares of SharkNinja occurring on or immediately before the SharkNinja TopCo Contribution; or (ii) JS Global to SharkNinja shall be treated for all Tax purposes as a tax-free contribution by JS Global to SharkNinja with respect to its shares occurring on or immediately before the SharkNinja TopCo Contribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge. Notwithstanding the foregoing, JS Global (or, if applicable, SharkNinja) shall notify SharkNinja (or, if applicable, JS Global) if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly. The Parties agree to cooperate with one another and use commercially reasonable efforts to provide to one another promptly upon request all information within its possession or reasonably available to it and all assistance reasonably requested by one another (at the requesting Party’s cost) for the purposes of any tax filing, tax computations or correspondence with any Taxing Authority by the requesting Party, including, without limitation, in connection with any claim for benefits, reduction, relief or an exemption from, or refunds of, Taxes applicable to any payment made pursuant to this Agreement.d

Section 11.22       No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between the JS Global Group and the SharkNinja Group and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party, including with respect to the Liabilities of any non-wholly owned subsidiary of JS Global or SharkNinja TopCo.

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Section 11.23       Advisors.

(a)          It is acknowledged and agreed by each of the Parties that JS Global, on behalf of itself and the other members of the JS Global Group, has retained each of the Persons identified on Schedule 11.23(a) to act as counsel in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Internal Reorganization Contribution, the Internal Reorganization Distribution and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 11.23(a) have not acted as counsel for SharkNinja, SharkNinja TopCo or a member of the SharkNinja Group in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Internal Reorganization Contribution, the Internal Reorganization Distribution and the other transactions contemplated hereby and thereby and that none of SharkNinja or any member of the SharkNinja Group shall be deemed a client of the Persons listed on Schedule 11.23(a) for any purpose, including conflicts of interest purposes. SharkNinja and SharkNinja TopCo each hereby irrevocably acknowledge and agree, on behalf of itself and each other member of the SharkNinja Group that, in the event that a dispute arises after the Disposition Date in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Internal Reorganization Contribution, the Internal Reorganization Distribution and/or any of the other transactions contemplated hereby and thereby between JS Global and SharkNinja TopCo or any of the members of their respective Groups, each of the Persons listed on Schedule 11.23(a) may represent any or all of the members of the JS Global Group in such dispute even though the interests of the JS Global Group may be directly adverse to those of the SharkNinja Group; provided that each of the Persons listed on Schedule 11.23(a) shall not use information that is confidential or privileged based on its prior representation of, and associated communications with, SharkNinja which may be adverse to SharkNinja in respect of a dispute with JS Global as described in the foregoing. SharkNinja further irrevocably acknowledges and agrees, on behalf of itself and each other member of the SharkNinja Group that, any communications by and between the Persons identified on Schedule 11.23(a), on the one hand, and any or all members of the JS Global Group, on the other hand, arising out of or relating to this Agreement, the Ancillary Agreements, the Internal Reorganization, the Internal Reorganization Contribution, the Internal Reorganization Distribution, and the other transactions contemplated hereby and thereby, shall be deemed privileged and confidential, and the attorney-client privilege and the expectation of client confidence shall belong to JS Global or the applicable member of the JS Global Group and shall be controlled exclusively by JS Global or such member of the JS Global Group and shall not belong to, pass to or be controlled or claimed by SharkNinja or any member of the SharkNinja Group.

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(b)          It is acknowledged and agreed by each of the Parties that SharkNinja and SharkNinja TopCo, on behalf of themselves and the other members of the SharkNinja Group, have retained each of the Persons identified on Schedule 11.23(b) to act as counsel in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Internal Reorganization Contribution, the Internal Reorganization Distribution and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 11.23(b) have not acted as counsel for JS Global or a member of the JS Global Group in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Internal Reorganization Contribution, the Internal Reorganization Distribution and the other transactions contemplated hereby and thereby and that none of JS Global or any member of the JS Global Group shall be deemed a client of the Persons listed on Schedule 11.23(b) for any purpose, including conflicts of interest purposes. JS Global hereby irrevocably acknowledges and agrees, on behalf of itself and each other member of the JS Global Group that, in the event that a dispute arises after the Disposition Date in connection with this Agreement, the Ancillary Agreements, the Internal Reorganization, the Internal Reorganization Contribution, the Internal Reorganization Distribution and/or any of the other transactions contemplated hereby and thereby between JS Global and SharkNinja TopCo or any of the members of their respective Groups, each of the Persons listed on Schedule 11.23(b) may represent any or all of the members of the SharkNinja Group in such dispute even though the interests of the SharkNinja Group may be directly adverse to those of the JS Global Group; provided that each of the Persons listed on Schedule 11.23(b) shall not use information that is confidential or privileged based on its prior representation of, and associated communications with, JS Global which may be adverse to JS Global in respect of a dispute with SharkNinja as described in the foregoing. JS Global further irrevocably acknowledges and agrees, on behalf of itself and each other member of the JS Global Group that, any communications by and between the Persons identified on Schedule 11.23(b), on the one hand, and any or all members of the SharkNinja Group, on the other hand, arising out of or relating to this Agreement, the Ancillary Agreements, the Internal Reorganization, the Internal Reorganization Contribution, the Internal Reorganization Distribution, and the other transactions contemplated hereby and thereby, shall be deemed privileged and confidential, and the attorney-client privilege and the expectation of client confidence shall belong to SharkNinja, SharkNinja TopCo or the applicable member of the SharkNinja Group and shall be controlled exclusively by SharkNinja TopCo, SharkNinja or such member of the SharkNinja Group and shall not belong to, pass to or be controlled or claimed by JS Global or any member of the JS Global Group.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

JS GLOBAL LIFESTYLE COMPANY LIMITED

By:
Name:
Title:

SHARKNINJA GLOBAL SPV. LTD.

By:
Name:
Title:

SHARKNINJA, INC.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]